UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-12

RTI BIOLOGICS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

RTI BIOLOGICS, INC.

11621 RESEARCH CIRCLE

ALACHUA, FLORIDA 32615

Dear Stockholder:

You are cordially invited to attend the 2013 Annual Meeting of Stockholders of RTI Biologics, Inc., to be held on Tuesday, April 23, 2013 at 8:00 a.m., local time, at the Hyatt Regency Orlando International Airport, Orlando, Florida 32827.

The notice and proxy statement accompanying this letter contain details of the business to be conducted at the meeting. You are being asked to: (i) elect three directors to serve for a term of three years; (ii) adopt and approve an amendment to our Amended and Restated Certificate of Incorporation to declassify our Board of Directors and provide for the annual election of directors; and (iii) consider and vote on an advisory (non-binding) proposal concerning our 2012 executive compensation program (the “say on pay vote”).

At the meeting, we will also report on our affairs and provide a discussion period for questions and comments of general interest to our stockholders.

We look forward to personally greeting those of you who are able to be present at the meeting. However, whether or not you plan to attend the meeting, it is important that your shares be represented. We hope you will vote as soon as possible. You may vote over the internet, as well as by telephone, or by mailing the enclosed proxy card. Please review the instructions on each of your voting options described in this proxy statement.

Thank you for your ongoing support of, and continued interest in RTI Biologics.

Very truly yours,

Brian K. Hutchison President and Chief Executive Officer

March 18, 2013

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION

RTI BIOLOGICS, INC.

11621 Research Circle

Alachua, Florida 32615

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of RTI Biologics, Inc. will be held on Tuesday, April 23, 2013 at 8:00 a.m., local time, at the Hyatt Regency Orlando International Airport, Orlando, Florida 32827, for the following purposes:

(1)	To elect three Class III directors, Julianne M. Bowler, Roy D. Crowninshield and Brian K. Hutchison, to serve on our Board of Directors, consisting of eight members, for a term of three years and until their successors are duly elected and qualified, subject to their earlier resignation or removal;

(2)	To adopt and approve an amendment to our Amended and Restated Certificate of Incorporation to declassify our Board and provide for the annual election of directors;

(3)	To hold an advisory (non-binding) vote concerning our 2012 executive compensation program (the “say on pay vote”); and

(4)	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The above items of business are more fully described in our proxy statement accompanying this notice. We have not received notice of other matters that may be properly presented at the Annual Meeting.

Only stockholders of record at the close of business on February 25, 2013 will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

We cordially invite all stockholders to attend the Annual Meeting in person. However, whether or not you plan to attend the Annual Meeting in person, we urge you to read this proxy statement and return your proxy card or submit voting instructions as soon as possible. Please review the instructions in this proxy statement on how to vote your shares over the internet, by telephone, or by mailing the enclosed proxy card. Stockholders who attend the Annual Meeting may revoke their proxy and vote their shares in person.

This notice and the accompanying proxy statement are sent by order of the Board of Directors.

Thomas F. Rose Executive Vice President, Chief Operations Officer and Secretary

Alachua, Florida

March 18, 2013

Important Notice Regarding the Availability of Proxy Materials For the Annual Meeting

of Stockholders To Be Held on April 23, 2013

This notice of annual meeting of stockholders and proxy statement, the form of proxy card, along with our annual report on Form 10-K and the 2012 annual report to stockholders, are available free of charge at the following website: www.rtiproxy.com.

PROXY STATEMENT

Page
GENERAL INFORMATION	1
PROPOSAL 1— ELECTION OF DIRECTORS	6
PROPOSAL 2— ADOPTION AND APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO DECLASSIFY OUR BOARD OF DIRECTORS AND PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS	12
CORPORATE GOVERNANCE	15
EXECUTIVE OFFICERS OF THE COMPANY	22
PROPOSAL 3— ADVISORY VOTE ON EXECUTIVE COMPENSATION (THE SAY ON PAY VOTE)	24
EXECUTIVE COMPENSATION	26
SUMMARY COMPENSATION TABLE	42
GRANTS OF PLAN-BASED AWARDS	44
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END	45
OPTION EXERCISES AND STOCK VESTED	50
NONQUALIFIED DEFERRED COMPENSATION	50
DIRECTOR COMPENSATION	52
COMPENSATION COMMITTEE REPORT	54
SECURITY OWNERSHIP OF OFFICERS, DIRECTORS AND CERTAIN BENEFICIAL OWNERS	55
AUDIT MATTERS	58
AUDIT COMMITTEE REPORT	59
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE	61
OTHER MATTERS	62
ANNUAL REPORT	62
INCORPORATION BY REFERENCE	62
STOCKHOLDER PROPOSALS	63

-i-

RTI BIOLOGICS, INC.

11621 Research Circle

Alachua, Florida 32615

PROXY STATEMENT

GENERAL INFORMATION

Our Board of Directors is soliciting proxies for our 2013 Annual Meeting of Stockholders (the “Annual Meeting”), or any adjournment or postponement thereof. The Annual Meeting will be held on Tuesday, April 23, 2013 at 8:00 a.m., local time, at the Hyatt Regency Orlando International Airport, Orlando, Florida 32827.

The proxy materials, including this proxy statement, proxy card or voting instruction card and our 2012 Annual Report on Form 10-K are first being distributed to stockholders and made available on our website at www.rtix.com under the headings “Investors/SEC Filings and Reports” on or about March 18, 2013. These materials are also available at www.rtiproxy.com in a manner that does not infringe on the anonymity of the person accessing such website.

Proxies will be solicited chiefly by mail; however, certain of our officers, directors, employees and agents, none of whom will receive additional compensation for their efforts, may solicit proxies by telephone or other personal contact. We will bear the cost of the solicitation of the proxies, including postage, printing and handling, and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares of our common stock.

All properly executed written proxies that are delivered pursuant to this solicitation will be voted at the Annual Meeting in accordance with the directions given in the proxy, unless the proxy is revoked prior to completion of voting at the Annual Meeting.

What items of business will be voted on at the Annual Meeting?

We are holding the Annual Meeting in order to: (1) elect three directors for the ensuing three years; (2) adopt and approve an amendment to our Amended and Restated Certificate of Incorporation to declassify our Board and provide for the annual election of directors; and (3) hold an advisory (non-binding) vote concerning our 2012 executive compensation program.

What are my voting choices and what is the voting requirement to approve each of the proposals?

1. What are my voting choices when voting for director nominees identified in this proxy statement, and what vote is needed to elect directors?

In the vote on the election of the three director nominees identified in this proxy statement to serve on our Board of Directors for a term of three years or until their successors are duly elected and qualified, subject to their earlier resignation or removal, stockholders may:

•	vote in favor of all nominees;

•	withhold from voting with respect to all nominees; or

•	withhold from voting with respect to specific nominees.

Directors will be elected by a plurality of the votes cast, meaning that the three nominees receiving the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Only votes “FOR” will affect the outcome. Withheld votes or broker non-votes will not affect the outcome of the vote.

The Board of Directors recommends a vote FOR all nominees.

2. What are my voting choices when voting on the proposal to adopt and approve an amendment to our Amended and Restated Certificate of Incorporation to declassify our Board and provide for the annual election of directors?

In the proposal to adopt and approve an amendment to our Amended and Restated Certificate of Incorporation to declassify our Board and provide for the annual election of directors, stockholders may:

•	vote in favor of the proposal;

•	vote against the proposal; or

•	abstain from voting on the proposal.

The affirmative vote of a majority of the votes cast by the holders of the shares of common stock voting in person or by proxy at the meeting will be required for the approval of the board declassification proposal.

The Board of Directors recommends a vote FOR the proposal to approve the amendment of our Amended and Restated Certificate of Incorporation to declassify our Board and provide for the annual election of directors.

3. What are my voting choices when voting on the advisory proposal on 2012 executive compensation (the “say on pay vote”), and what vote is needed to approve the say on pay vote?

In the advisory proposal on executive compensation, stockholders may:

•	vote in favor of the advisory proposal;

•	vote against the advisory proposal; or

•	abstain from voting on the advisory proposal.

The affirmative vote of a majority of the votes cast by the holders of the shares of common stock voting in person or by proxy at the meeting will be required for the approval, on an advisory basis, of the say on pay vote. As an advisory vote, this proposal is not binding upon the Company. However, the Compensation Committee of the Board of Directors, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by stockholders and will consider the outcome of the vote when making future compensation decisions.

The Board of Directors recommends a vote FOR the advisory vote on 2012 executive compensation.

What happens if additional matters are presented at the Annual Meeting?

Other than the three items of business described in this proxy statement, we are not currently aware of any other matters to come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the person designated as proxy intends to vote in accordance with their best judgment on these matters. If for any reason any of the nominees is not available as a candidate for director, the person named as proxy holder will have the discretion to vote for such other candidate or candidates as may be nominated by the Board of Directors.

How can I vote my shares?

In person. Shares held in your name as the stockholder of record may be voted by you in person at the Annual Meeting. Shares held beneficially in street name may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

By proxy. Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy by one of the methods described below. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, trustee or nominee.

•

By Internet-Stockholders of record of our common stock with internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards until 11:59 p.m. eastern time on April 22, 2013. Most stockholders who hold shares beneficially in street name may vote by accessing the web site specified on the voting instruction cards provided by their brokers, trustees or nominees. Please check the voting instruction card for internet voting availability.

•

By Telephone-Stockholders of record of our common stock who live in the United States or Canada may submit proxies by following the “Vote by Phone” instructions on their proxy cards until 11:59 p.m. eastern time on April 22, 2013. Most stockholders who hold shares beneficially in street name and live in the United States or Canada may vote by phone by calling the number specified on the voting instruction cards provided by their brokers, trustees or nominees. Please check the voting instruction card for telephone voting availability.

•

By Mail-Stockholders of record of our common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. Stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction cards provided by their brokers, trustees or nominees and mailing them in the accompanying pre-addressed envelopes.

If any matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the person named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Can I change my vote or revoke my proxy?

You may revoke the authority granted by the execution of a proxy at any time before the effective exercise of the powers conferred by that proxy by: (1) filing with our Secretary a written notice of revocation or a duly executed proxy bearing a later date, or (2) voting in person at the Annual Meeting. Attendance by a stockholder at the Annual Meeting will not itself revoke his or her proxy. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee in revoking your previously granted proxy.

Who is entitled to vote?

On February 25, 2013, there were outstanding 56,006,384 shares of our common stock, par value $0.001 per share, each of which is entitled to one vote upon each of the matters to be presented at the Annual Meeting. Only stockholders of record at the close of business on February 25, 2013 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. The holders of a majority of the outstanding shares of our common stock present in person or by proxy and entitled to vote, will constitute a quorum at the Annual Meeting.

What if I am a beneficial owner and do not give voting instructions to my broker?

“Broker non-votes” are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner. Under the rules of the Financial Industry Regularity Authority, member brokers generally may not vote shares held by them in street name for customers unless they are permitted to do so under the rules of any national securities exchange of which they are a member.

All proposals before the meeting are non-discretionary items and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners. As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting. Voting results will also be disclosed on a Form 8-K filed with the SEC within four business days after the Annual Meeting, which will be available on our website.

PROPOSAL 1

ELECTION OF DIRECTORS

Classification of Board of Directors and Election of Class III Directors. Our Board of Directors is currently divided into three classes, with the nominees for one class to be elected at each annual meeting of stockholders, to hold office for a three-year term and until their successors have been elected and qualified, subject to their earlier resignation or removal. The terms of the Class III directors are scheduled to expire on the date of the upcoming Annual Meeting. Based on the recommendation of the Nominating and Governance Committee, the Board of Directors’ nominees for election by the stockholders are three of the current Class III directors, Ms. Bowler, Mr. Crowninshield and Mr. Hutchison.

If elected at the Annual Meeting, the nominees will serve a three-year term until the 2016 Annual Meeting of Stockholders and until their successors are elected and qualified, subject to their earlier resignation or removal. It is the intention of the person named in the accompanying form of proxy to nominate as directors and to vote such proxy for the election of the nominees named below. We are not aware of any reason why any nominee would be unable to serve as a director. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board of Directors may nominate as a substitute.

Management Proposal to Declassify Board of Directors. Our Board of Directors and the Nominating and Governance Committee regularly review our corporate governance policies and practices. In 2012, the Nominating and Governance Committee recommended to our Board of Directors that a proposal to declassify the Board be submitted to stockholders at the Annual Meeting. Upon the recommendation of the Nominating and Governance Committee, our Board of Directors has unanimously approved an amendment to our Amended and Restated Certificate of Incorporation to declassify the Board and move to annual election of directors. See “Proposal 2–Adoption and Approval of an Amendment to our Amended and Restated Certificate of Incorporation to Declassify our Board of Directors and Provide for the Annual Election of Directors” below for additional information. If Proposal 2 is approved at the Annual Meeting, the declassification of our Board would be phased in commencing with the 2014 annual meeting of stockholders. Accordingly, if elected as Class III directors at the Annual Meeting, Ms. Bowler, Mr. Crowninshield and Mr. Hutchison will serve for a three-year term and until their successors have been elected and qualified.

Director Qualifications and Biographical Information. The Nominating and Governance Committee seeks directors with established strong professional reputations and experience in businesses and other organizations of comparable size to our Company and in areas relevant to the strategy and operations of our Company’s business. The nominees for director include individuals who hold or have held senior executive positions in organizations operating in industries and end-markets that our Company serves and who have experience serving on boards of directors of other companies. In these positions, they have gained experience in core management skills, such as strategic and financial planning, public company financial reporting, compliance, risk management and oversight, leadership development and corporate governance practices and trends.

The Nominating and Governance Committee believes that each of the nominees has other key attributes that are important to an effective board: personal and professional integrity, exceptional ability and judgment, candor, analytical skills, the willingness to engage management and each other in a constructive and collaborative fashion, and the ability and commitment to devote significant time and energy to service on the Board of Directors and its committees. The Nominating and Governance Committee takes into account diversity considerations in determining the Company’s slate and planning for director succession and believes that, as a group, the nominees bring a diverse range of perspectives to the deliberations of the Board of Directors. Each of the nominees is also independent of the Company and management. We believe the atmosphere of our Board of Directors is collegial and that all directors are engaged in their responsibilities. For additional information about our director independence requirements, consideration of director candidates, leadership structure of our Board of Directors and other corporate governance matters, see the sections captioned “Corporate Governance—Board of Directors” and “—Director Nomination Process” beginning on page 15 of this proxy statement.

In addition to the above, the Nominating and Governance Committee considered the specific experience described in the biographical details of the nominees that follow in determining to nominate these individuals for election as directors.

Director	Age	Year First Became Director	Business Experience
NOMINEES FOR ELECTION AT THE 2013 ANNUAL MEETING CLASS III (TERM ENDS 2016)

Julianne M. Bowler	49	2007	Ms. Bowler joined our Board of Directors in May 2007. Ms. Bowler is the Chief Compliance and Underwriting Operations Officer for Narragansett Bay Insurance Company, a position she has held since May 2009. Prior to that position she was an insurance consultant working with various companies and organizations such as Bearing Point, Commercial Union/OneBeacon, and Geico. Ms. Bowler served as commissioner of insurance for the Massachusetts Division of Insurance, based in Boston, Mass., from March 2002 to January 2007. Ms. Bowler has more than 10 years of experience in insurance regulation and health policy for companies such as Blue Cross Blue Shield of Massachusetts and the University of Massachusetts Medical Center, including nine years with the Massachusetts Division of Insurance. Ms. Bowler has a bachelor’s degree in philosophy from Assumption College and a master’s degree in philosophy from the University of Dallas. Ms. Bowler was a doctoral candidate in biomedical ethics at Georgetown University and received her master’s degree in business administration with a concentration in finance from the University of Massachusetts. She serves on the boards of Senior Health Insurance Plan of Pennsylvania (the successor to Conseco Senior Health Insurance) and Atlantic Charter Insurance Company. Ms. Bowler’s financial and insurance background provides our Board of Directors with valuable insurance and risk management expertise.

Director	Age	Year First Became Director	Business Experience
Roy D. Crowninshield, PhD	64	2008	Dr. Crowninshield joined our Board of Directors upon the closing of our merger with Tutogen Medical, Inc. in February 2008. Dr. Crowninshield was the Chairman of the Board for Tutogen Medical, Inc. from July 2004 to February 2008, and was the Interim Chief Executive Officer from July 2004 to December 2004. Prior to joining Tutogen, Dr. Crowninshield served 21 years in various capacities at Zimmer Holdings, Inc., including President of Zimmer’s U.S. operations and most recently as its Chief Scientific Officer. Prior to joining Zimmer in 1983, he was a faculty member at the University of Iowa where he led many research projects evaluating the function of total joint implants. He holds a bachelors degree, master’s and PhD in engineering from the University of Vermont. He has worked in the orthopedic industry for over 20 years and has extensive experience in the research and development, manufacturing, and clinical investigation of orthopedic implants. He has authored more than 100 journal articles, book chapters, and published abstracts in orthopedics and engineering. Dr. Crowninshield’s financial and scientific background provides our Board of Directors with valuable financial and research and development expertise. His experience as a Chief Scientific Officer at a publicly held medical device company is valuable in his roles as director and Science and Technology Committee Chairman.

Brian K. Hutchison	53	2001	Mr. Hutchison joined RTI in December 2001 and was elected Chairman of the Board of Directors in December 2002. On May 5, 2011, Mr. Hutchison stepped down as Chairman while continuing to serve as President and Chief Executive Officer and a member of our Board of Directors. In this role, Mr. Hutchison oversees all aspects of the company and its affiliates. Mr. Hutchison spent the previous 12 years with Stryker Corporation. His last position at Stryker was Vice President, Worldwide Product Development and Distribution. Mr. Hutchison earned a bachelor’s degree in business administration from Grand Valley State University in 1981. He also completed the Program for Management Development at Harvard Business School. As the only management representative on our board, Mr. Hutchison provides an insider’s perspective in board discussions about the business and strategic direction of the company and has experience in all aspects of the company’s worldwide business. Mr. Hutchison’s length of service at RTI provides our Board of Directors with detailed knowledge and unique perspective and insights regarding the strategic and operational opportunities and challenges, economic and industry trends, and competitive and financial positioning of our Company and its business.

Director	Age	Year First Became Director	Business Experience
CONTINUING DIRECTORS CLASS I (TERM ENDS 2014)

Peter F. Gearen, M.D.	64	1998	Dr. Gearen was Chief of Staff at the Shands Hospital at the University of Florida and served as Assistant Dean of Clinical Affairs at the University of Florida College of Medicine from 1992 until 1999. Dr. Gearen also has been an Associate Professor of Orthopedics at the University of Florida College of Medicine since 1993. Dr. Gearen was appointed Chairman of the Department of Orthopedics in May 2002 and stepped down as Chairman on June 30, 2010. Dr. Gearen retired from practice on June 30, 2012. Dr. Gearen holds a B.A. from Spring Hill College and an M.D. from the Stritch Loyola Medical School. Dr. Gearen has a depth of medical experience and healthcare knowledge and, as a former practicing orthopedic surgeon, is knowledgeable about our products and the orthopedic products market in general.

Adrian J. R. Smith	68	2008	Mr. Smith has been the Chief Executive Officer of The Woolton Group since 1997. He is also the Non-Executive Chairman of Third Eye Technologies, Klean Industries and Harmonic Energy Inc. His business career includes 13 years in the professional services industry and 24 years with two Fortune 500 companies. He has been a Global Managing Partner, Marketing & Communication at Deloitte Touche Tohmatsu, the Chief Executive Officer of Grant Thornton LLP, and a Managing Partner at Arthur Andersen in the early to mid-1990’s. He held senior international management roles with Ecolab Inc. and also with Procter & Gamble. He serves on the board of the Education Foundation of Indian River County in Florida. Mr. Smith’s public accounting and consulting background provides our Board of Directors with valuable international operations and business strategy expertise.

CONTINUING DIRECTORS CLASS II (TERM ENDS 2015)

Dean H. Bergy	53	2010	Mr. Bergy joined RTI’s Board of Directors in July 2010. On May 5, 2011, Mr. Bergy was appointed as Chairman of our Board of Directors. Mr. Bergy currently serves as Interim Chief Financial Officer, Vice President and Corporate Secretary at Stryker Corporation, a leading worldwide medical products and services company, a position he has held since October 2012. Mr. Bergy previously served as

Director	Age	Year First Became Director	Business Experience
			Secretary at Stryker from September 2011 to September 2012 and as Advisor to the Chief Financial Officer at Stryker from April 2009 to August 2011. Prior to that, Mr. Bergy served the previous six years as Stryker’s Vice President and Chief Financial Officer. Prior to that, Mr. Bergy served as Vice President of Finance and Chief Accounting Officer, Vice President of Finance for Stryker’s Medical Division, and started his tenure with Stryker in 1994 as the Corporate Controller. Previous to joining Stryker, Mr. Bergy worked with Ernst & Young and Price Waterhouse. Mr. Bergy earned a bachelor’s degree in business administration from University of Michigan and completed the Program for Management Development at Harvard Business School. Mr. Bergy’s public accounting and executive management experience provides our Board of Directors with valuable financial reporting, compliance, accounting and controls, and corporate governance experience.

Philip R. Chapman	51	1998	Mr. Chapman is the President of Venad Administrative Services, Inc., and has been a general partner of Adler & Company since 1995. From 1991 until 1995, Mr. Chapman served as a principal of Adler & Company. From 1988 until 1991, Mr. Chapman served as a senior consultant at Booz Allen & Hamilton International. Mr. Chapman holds a bachelor’s degree and masters of business administration degree from Columbia University. Mr. Chapman’s depth of business experience and service on other companies’ boards of directors, knowledge of finance and accounting, compensation and benefits as well as broad management responsibilities provides our Board of Directors relevant experience in strategic and operational matters.

Gregory P. Rainey	60	2007	Mr. Rainey is the President of CCI Performance Group, a sales and marketing consulting company. Prior to opening CCI Performance Group in 2004, Mr. Rainey served 10 years with Stryker Corporation, most recently for four years as Vice President of Sales for Stryker’s Orthopedic Division. Previous to Stryker, Mr. Rainey served as Director of Sales for Joint Medical Corporation, as well as sales positions with U.S. Surgical Corporation. Mr. Rainey also serves as a Director for CAS Medical Inc., where he serves on the Compensation and Audit Committees. Mr. Rainey earned a bachelor’s degree in biology from Loyola University. Mr. Rainey offers our Board of Directors orthopedic industry expertise in marketing, sales, strategic planning and operational management.

Vote Required

Directors must be elected by a plurality of votes cast at the meeting. This means the nominees receiving the greatest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote shall be elected as directors. If you do not vote for a nominee, or you indicate “withholding authority” on your proxy card, your vote will not count either for or against the nominee.

Board Recommendation

The Board of Directors deems the election of the nominees listed above as directors to be in the best interests of RTI Biologics, Inc. and its stockholders, and recommends a vote “FOR” the election of the nominees.

PROPOSAL 2

ADOPTION AND APPROVAL OF AN AMENDMENT TO OUR

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

TO DECLASSIFY OUR BOARD OF DIRECTORS AND

PROVIDE FOR THE ANNUAL ELECTION OF DIRECTORS

We are asking you to adopt and approve an amendment to our Amended and Restated Certificate of Incorporation to declassify the Board of Directors. Our Board of Directors believes that declassification of the Board is advisable and in the best interests of our stockholders. The Board of Directors, upon the recommendation of the Nominating and Governance Committee, has unanimously approved the proposed amendment, and recommends that the Company’s stockholders adopt and approve the proposed amendment.

If the amendment to our Amended and Restated Certificate of Incorporation is adopted and approved by the stockholders, the declassification of our Board would be phased in commencing with the 2014 annual meeting of stockholders, and would result in the Board being fully declassified (and all directors standing for annual elections) commencing with the 2016 annual meeting of stockholders.

To comply with Delaware law, the amendment to our Amended and Restated Certificate of Incorporation would not change the unexpired three-year terms of directors elected prior to the effectiveness of the amendment (including directors elected at this Annual Meeting). Accordingly, the three-year term for Class I directors elected at the 2011 annual meeting of stockholders will expire at the 2014 annual meeting of stockholders, the three-year term for Class II directors elected at the 2012 annual meeting of stockholders will expire at the 2015 annual meeting of stockholders, and the three-year term for Class III directors elected at this Annual Meeting will expire at the 2016 annual meeting of stockholders. In the case of any vacancy on the Board of Directors occurring after the Annual Meeting (created by an increase in the number of directors, or by a director’s retirement, resignation, removal, or death), the vacancy would be filled through an interim election by the Board of Directors with the new director to serve a term ending at the next annual meeting.

The table below summarizes the implementation of the declassification of our Board of Directors pursuant to the proposed amendment:

Annual Meeting Year and Election of Directors	Length of Term for Directors Elected	Year that Term Would Expire
2011—Class I	Three Years	2014
2012—Class II	Three Years	2015
2013—Class III	Three Years	2016
2014—directors whose terms expired and other director nominees	One Year	2015
2015—directors whose terms expired and other director nominees	One Year	2016
2016 and thereafter—all directors and director nominees	Annual Election	One year later

Background of Proposal

As described above under Proposal 1, our Amended and Restated Certificate of Incorporation currently provides that the Board of Directors shall be divided into three classes, with members of each class of directors serving a three-year term. The classification of the Board of Directors results in staggered elections, with each class of directors standing for election every third year. Any additional director of any class elected to fill a newly created Board seat or a vacancy in that class holds office for a term that coincides with the remaining term of that class.

As part of its ongoing review of corporate governance matters, the Board of Directors, assisted by the Nominating and Governance Committee, considered the advantages and disadvantages of maintaining the classified board structure. The Board of Directors considered the view of some shareholders who believe that classified boards have the effect of reducing the accountability of directors to shareholders because shareholders are unable to evaluate and elect all directors on an annual basis.

The Board of Directors also considered benefits of retaining the classified board structure, which has a long history in corporate law. A classified structure may provide continuity and stability in the management of the business and affairs of the company because a majority of directors always have prior experience as directors of the company. In some circumstances classified boards may enhance shareholder value by forcing an entity seeking control of the company to initiate discussions at arm’s-length with the board of the company, because the entity cannot replace the entire board in a single election. The Board of Directors also considered that even without a classified board, the company has defenses that work together to discourage a would-be acquirer from proceeding with a proposal that undervalues the company and to assist the Board of Directors in responding to such proposals. These defenses include other provisions of our Amended and Restated Certificate of Incorporation and Bylaws, as well as certain provisions of Delaware corporation law.

The Board of Directors believes it is important to maintain appropriate defenses to inadequate takeover bids, but also important to retain shareholder confidence by demonstrating that it is accountable and responsive to shareholders. After balancing these interests, the Board of Directors has decided to submit this proposal to eliminate the classified board structure.

Text of Amendments

Article Seven of our Amended and Restated Certificate of Incorporation contains the provisions that will be affected if this proposal is adopted. This article, set forth in Appendix A to this proxy statement, shows the proposed changes with deletions indicated by strike-outs and additions indicated by underlining. The Board of Directors has also adopted conforming amendments to the our Bylaws, to be effective immediately upon the effectiveness of the amendments to our Amended and Restated Certificate of Incorporation.

If the proposal to amend our Amended and Restated Certificate of Incorporation to declassify our Board is approved by our stockholders, the Board of Directors will amend and restate our Amended and Restated Certificate of Incorporation to reflect the revisions set forth in Appendix A, and the resulting Amended and Restated Certificate of Incorporation will be filed with the Secretary of State of the State of Delaware shortly after the annual meeting. If the proposed amendment is not adopted and approved, our Board of Directors will remain classified.

Vote Required

The affirmative vote of at least a majority of the shares of our common stock outstanding on the record date is required for the approval of the proposal to amend our Amended and Restated Certificate of Incorporation.

Board Recommendation

The Board of Directors recommends a vote “FOR” the adoption and approval of an amendment to our Amended and Restated Certificate of Incorporation to declassify our Board of Directors and provide for the annual election of directors.

CORPORATE GOVERNANCE

Our Board of Directors believes the purpose of corporate governance is to maximize stockholder value in a manner consistent with legal requirements and the highest standards of integrity. Our Board of Directors adheres to corporate governance practices, which practices the Board and management believe promote this purpose, are sound and represent best practices.

Board of Directors

Members and Director Independence

Our current Board of Directors consists of eight members: Dean H. Bergy, Julianne M. Bowler, Philip R. Chapman, Roy D. Crowninshield, Peter F. Gearen, Brian K. Hutchison, Gregory P. Rainey, and Adrian J. R. Smith. Our Board has determined that each of our directors, except for Mr. Hutchison, is an “independent director” as that term is defined in Rule 5605(a)(2) of the NASDAQ Listing Rules. Accordingly, if the three nominees to serve as Class III directors are elected at the Annual Meeting, our Board of Directors will consist of eight members, seven of whom qualify as an “independent director.”

The Board’s Role in Risk Oversight

The Board of Directors as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant board committees. These committees then provide reports to the full Board. The oversight responsibility of the Board and its committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment, and management of critical risks and management’s risk mitigation strategies. These areas of focus include strategic, operational, financial and reporting, succession planning and compensation, compliance, and other risks. The Board of Directors and its committees oversee risks associated with their respective areas of responsibility, as summarized below. Each committee meets in executive session with key management personnel and representatives of outside advisors as appropriate.

Board/Committee	Primary Areas of Risk Oversight
Full Board of Directors	Strategic, financial and execution risks and exposures associated with our business strategy, policy matters, significant litigation and regulatory exposures, and other current matters that may present material risk to our financial performance, operations, infrastructure, plans, prospects or reputation, mergers and acquisition activities and related integration matters, and divestitures.

Audit Committee	Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, investment guidelines and credit and liquidity matters, our programs and policies relating to legal compliance and strategy, and financial infrastructure.

Nominating and Governance Committee	Risks and exposures associated with director and management succession planning, corporate compliance and ethics, corporate governance, and overall board effectiveness, including appropriate allocation of responsibility for risk oversight among the committees of the Board.

Compensation Committee	Risks and exposures related to the attraction and retention of talent and risks relating to the design of compensation programs and arrangements, including incentive plans. We have determined that it is not reasonably likely that compensation and benefit plans would have a material adverse effect on the Company.

Science and Technology Committee	Risks and exposures associated with the direction, appropriateness of investment, and adequacy of progress of the Company’s science and technology programs.

Board Leadership Structure

We operate under a leadership structure in which the positions of Chairman of the Board and Chief Executive Officer have been separated, such that each position is held by a different person. Mr. Bergy currently serves as our Chairman and Mr. Hutchison serves as our President, Chief Executive Officer and a member of the Board of Directors. While we believe this structure is currently the most effective for our company, the Board of Directors has no mandatory policy with respect to the separation of the offices of Chairman and Chief Executive Officer. The Board believes that there are advantages to having an independent director serve as Chairman for matters such as communications and relations between the Board and the Chief Executive Officer and other senior management. In particular, the Board of Directors believes that the current structure enhances the Board’s oversight of management and allows our Chief Executive Officer to focus primarily on his management responsibilities.

The Chairman oversees the planning of the annual Board calendar, and, with the Chief Executive Officer, in consultation with the other directors, schedules and sets the agenda for meetings of the Board and leads the discussion at such meetings. The Chairman also presides at executive sessions, serves as a liaison between the Chief Executive Officer and the independent directors, sees that directors receive appropriate and timely information, assists the Chairmen of the Board committees in preparing agendas for the respective committee meetings, chairs the Company’s Annual Meeting of Stockholders, is available in appropriate circumstances to speak on behalf of the Board, and performs such other functions and responsibilities as set forth in our Bylaws or as requested by the Board from time to time.

Board Meetings

During 2012, the Board of Directors held seven meetings, the Audit Committee held ten meetings, the Compensation Committee held six meetings, the Nominating and Governance Committee held five meetings and the Science and Technology Committee held one meeting. All directors attended at least 75% of all Board of Directors and applicable committee meetings. The Board of Directors also regularly holds executive sessions of the non-management members of the Board of Directors. Each director attended our 2012 Annual Meeting of Stockholders.

Outside Advisors

Our Board of Directors and each of its committees may retain outside advisors and consultants of their choosing at our expense. The Board of Directors need not obtain management’s consent to retain outside advisors.

Committees of the Board of Directors

Our Board of Directors has an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Science and Technology Committee which assist our Board of Directors in discharging its responsibilities.

			Nominating	Science
Name	Audit	Compensation	and Governance	and Technology
Dean H. Bergy (I)		—	—	—
Julianne M. Bowler (I)		—		—
Philip R. Chapman (I)		—	—
Roy D. Crowninshield (I)	—		—
Peter F. Gearen (I)	—	—
Brian K. Hutchison	—	—	—	—
Gregory P. Rainey (I)	—			—
Adrian J. R. Smith (I)	—			—

Committee Chairperson
Member
(I)	Independent director

Audit Committee

Our Audit Committee is charged with, among other things, the appointment of our independent registered public accounting firm, as well as discussing and reviewing with the independent registered public accounting firm the scope of the annual audit and results thereof, pre-approving the engagement of the independent registered public accounting firm for all audit-related services and permissible non-audit related services, and reviewing and approving all related-party transactions. Our Audit Committee also reviews interim financial statements included in our quarterly reports and reviews documents filed with the Securities and Exchange Commission. The Board of Directors has determined that each member of the Audit Committee is independent within the meaning of the director independence standards of the NASDAQ Listing Rules as well as the heightened director independence standards of the SEC for Audit Committee members, including Rule 10A-3(b)(1) under the Exchange Act. The Board of Directors has also determined that each of the members of the Audit Committee is financially sophisticated and is able to read and understand consolidated financial statements and that Mr. Bergy is an “Audit Committee financial expert” as defined in the Exchange Act. During 2012, our Audit Committee met ten times. In December 2012, the Board of Directors adopted an amended written charter for the Audit Committee, which is available on our website at http://www.rtix.com/investors/corporate-governance/.

Compensation Committee

Our Compensation Committee plans, reviews and administers our executive compensation programs. The Board of Directors has determined that each member of the Compensation Committee is independent within the meaning of the director independence standards of the NASDAQ Listing Rules In addition, each member of the Compensation Committee is an “outside director” as defined in Section 162(m) of the Internal Revenue Code and a “non-employee” director as defined under Section 16 of the Exchange Act. Our Compensation Committee met six times during 2012. In December 2012, the Board of Directors adopted an amended written charter for the Compensation Committee, which is available on our website at http://www.rtix.com/investors/corporate-governance/.

Nominating and Governance Committee

Our Nominating and Governance Committee was established for the purposes of assisting our Board of Directors in its selection of nominees for election to the Board at annual meetings of the stockholders and to fill any vacancies or newly created directorships and assisting the Board of Directors in its corporate governance oversight. The Board of Directors has determined that each member of the Nominating and Governance Committee is independent within the meaning of the director independence standards of the NASDAQ Listing Rules. Our Nominating and Governance Committee met five times in 2012. In December 2012, the Board of Directors adopted an amended written charter for the Nominating and Governance Committee, which is available on our website at http://www.rtix.com/investors/corporate-governance/.

Science and Technology Committee

Our Science and Technology Committee reviews our annual research and product development plans. Our Science and Technology Committee met once during 2012. The charter of the Science and Technology Committee is available on our website at http://www.rtix.com/investors/corporate-governance/.

Director Nomination Process

Director Qualifications. Our Nominating and Governance Committee has not formally established any specific qualifications that must be met by each candidate for the Board of Directors or specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess. However, we seek board members who are highly qualified individuals with diverse backgrounds, have an understanding of the Company’s business and industry on a technical level, have good judgment and skills and have depth and breadth of professional experience or other background characteristics.

Identifying Nominees. The Nominating and Governance Committee, on a periodic basis, solicits ideas for possible candidates from members of the Board of Directors, executive officers and individuals personally known to members of the Board of Directors. In addition, the Nominating and Governance Committee is authorized to use its authority under its charter to retain at the Company’s expense one or more search firms to identify candidates (and to approve such firms’ fees and other retention terms). Prospective candidates recommended by stockholders are also considered (as discussed below).

Stockholder Nominations. Our Nominating and Governance Committee will consider director nominees recommended by stockholders. Pursuant to the charter of our Nominating and Governance Committee, any candidates recommended by stockholders will be reviewed and evaluated against the same criteria applicable to the evaluation of candidates proposed by our directors, executive officers, third-party search firms or other sources.

Review of Director Nominees. In evaluating proposed director candidates, the Nominating and Governance Committee may consider, in addition to any minimum qualifications and other criteria for Board of Directors’ membership approved by the Board of Directors from time to time, all facts and circumstances that it deems appropriate or advisable, including, among other things, the proposed director candidate’s understanding of the Company’s business and industry on a technical level, his or her judgment and skills, his or her depth and breadth of professional experience or other background characteristics, his or her independence, his or her willingness to devote the time and effort necessary to be an effective board member, and the needs of the Board of Directors. We do not have a policy with regard to the consideration of diversity in identifying director nominees. However, our Nominating and Governance Committee takes into account diversity in professional experience, skills and background, and diversity in race and gender, in considering prospective director nominees and committee appointments and planning for director succession. The Nominating and Governance Committee considers at least annually, and recommends to the Board of Directors suggested changes to, if any, the size, composition, organization and governance of the Board of Directors and its committees.

Communications with the Board

Our Board of Directors maintains a process for stockholders to communicate with the Board or individual directors as follows. Stockholders who wish to communicate with the Board of Directors or an individual director should direct written correspondence to the Corporate Secretary at our principal office at 11621 Research Circle, Alachua, Florida 32615. Any such communication must contain (i) a representation that the stockholder is a holder of record of stock of the Company, (ii) the name and address, as they appear on our books, of the stockholder sending such communication and (iii) the number of our shares that are beneficially owned by such stockholder. The Corporate Secretary will forward such communications to the Board of Directors or the specified individual director to whom the communication is directed unless such communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or take appropriate legal action regarding such communication.

Code of Ethics for Senior Financial Professionals

Our Board of Directors has adopted a Code of Ethics for Senior Financial Professionals, applicable to our Chief Executive Officer, Chief Financial Officer and Controller. The Code of Ethics for Senior Financial Professionals is available on our website at http://www.rtix.com/investors/corporate-governance/.

Code of Conduct

Our Board of Directors has also adopted a Code of Conduct applicable to all of our directors, officers and employees. The Code of Conduct is available on our website at http://www.rtix.com/investors/corporate-governance/.

Compensation Committee Interlocks and Insider Participation

During 2012, Messrs. Crowninshield, Rainey and Smith served as members of our Compensation Committee. No member of our Compensation Committee was an officer or employee of ours during 2012 or had any other relationship with us requiring disclosure herein. None of our executive officers serves as a member of the Board of Directors or the Compensation Committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or our Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than ten percent of a registered class of our equity securities (collectively, the “Reporting Persons”) to file reports of ownership and changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all such filings.

Based solely on our review of copies of such filings, or written representations from Reporting Persons that all reportable transactions were reported, we believe that during 2012, the Reporting Persons timely filed all reports they were required to file under Section 16(a).

EXECUTIVE OFFICERS OF THE COMPANY

Name	Age	Offices/Position
Brian K. Hutchison	53	President and Chief Executive Officer
Robert P. Jordheim	49	Executive Vice President and Chief Financial Officer
Thomas F. Rose	62	Executive Vice President, Chief Operations Officer and Secretary
Roger W. Rose	53	President, RTI Donor Services, Executive Vice President and Chief Commercial Officer
Caroline A. Hartill	56	Executive Vice President and Chief Scientific Officer

Brian K. Hutchison joined RTI in December 2001 and was elected Chairman of the Board of Directors in December 2002. On May 5, 2011, Hutchison stepped down as Chairman while continuing to serve as President and Chief Executive Officer and a member of our Board of Directors. In this role, Hutchison oversees all aspects of the Company and its affiliates. Hutchison spent the previous 12 years with Stryker Corporation. He served most recently as vice president, worldwide product development and distribution. Hutchison earned a bachelor’s degree in business administration from Grand Valley State University in 1981. He also completed the Program for Management Development from Harvard Business School in 1995.

Robert P. Jordheim joined RTI in June, 2010 as Executive Vice President and Chief Financial Officer, and oversees all aspects of finance for the Company. Jordheim has 24 years of progressive corporate finance experience, including 17 years with Medtronic, Inc. Most recently, he served as Vice President, Finance and Business Development for Medtronic’s Spinal and Biologics business unit. Previously, he served as Vice President, Finance for Medtronic’s Surgical Technologies business unit. His tenure with Medtronic also included responsibilities in corporate development and international experience gained through a five-year assignment in Europe. Previous to his tenure at Medtronic, Jordheim served as Manager of External Reporting at The Fairchild Corporation and as an auditor for Deloitte & Touche LLP. Jordheim earned a bachelor’s degree in business administration from Southern Methodist University and a master’s degree in business administration from the University of Pittsburgh with a concentration in finance.

Thomas F. Rose was named Executive Vice President and Chief Operations Officer in June, 2010. He also serves as Corporate Secretary to the Board of Directors. Rose joined the Company as Vice President and Chief Financial Officer in May 2002 and served as Executive Vice President and Chief Financial Officer until June 2010. Rose served the previous 10 years as Vice President and Chief Financial Officer at A.M. Todd Group. Rose earned a bachelor’s degree in business administration from Western Michigan University. He has also completed numerous executive education courses at University of Michigan and Northwestern University focusing on strategy and organizational issues.

Roger W. Rose was named Executive Vice President and Chief Commercial Officer in June, 2010. In February 2008, he was named President of RTI Donor Services, and, in August 2004, he was named Executive Vice President of RTI. Rose oversees all aspects of the organization’s not-for-profit affiliate, RTI Donor Services, marketing, and the distribution of donated tissue back into the community. Rose joined RTI as Vice President of Donor Services in October 2002 and assumed additional responsibility for distribution and marketing in October 2003. Prior to this, Rose spent seven years at Stryker Corporation where he held leadership positions in sales and marketing in both the medical and orthopedic divisions. Rose earned a bachelor’s degree in business administration from Western Michigan University and completed numerous executive education courses at UCLA, University of Michigan and Harvard Business School, focusing on finance, leadership, medical marketing, negotiation and strategy.

Caroline A. Hartill was named Executive Vice President and Chief Scientific Officer on June 21, 2010. She was named Chief Scientific Officer in March 2007. She joined RTI in November 2001 and was named Vice President of Quality Assurance and Regulatory Affairs in January 2003. In her role at RTI, Hartill oversees all research and development, quality assurance, regulatory affairs and clinical studies. She has served as a board member for BioFlorida and is chair for the Tissue Products Workgroup of the Advanced Medical Technology Association (AdvaMed). She also serves as chair of the Accreditation Committee of the American Association of Tissue Banks (AATB) and is an appointed member of the Agency for Healthcare Administration (AHCA), State of Florida Organ and Tissue Transplant Advisory Committee. For the previous 18 years, she worked in the areas of technology development and market approvals as a consultant working with many major and start-up biotechnology and medical device companies worldwide. Hartill earned a Bachelor’s degree with honors in Health Sciences from Birmingham University Medical School in England, as well as a Master’s degree in Management from the University of Wolverhampton in England. Hartill has also earned Master’s level credits in Sterilization Science from Manchester University.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

(THE SAY ON PAY VOTE)

As we do each year, we included a non-binding advisory vote on our executive compensation program (also referred to as a “say on pay vote”) in our 2012 proxy statement. We are gratified that at our 2012 Annual Meeting, our stockholders overwhelmingly approved the proposal, with more than 97% of the votes cast voting in favor of the proposal. In accordance with Section 14A of the Exchange Act, this year we are again asking our stockholders to vote “For” the compensation of our named executive officers as disclosed in this proxy statement. In considering their vote, stockholders may wish to carefully review our compensation policies and decisions regarding our named executive officers as presented in the Compensation Discussion and Analysis beginning on page 26.

We believe that our compensation policies and procedures are centered on a pay-for-performance philosophy. In deciding how to vote on this proposal, the Board of Directors urges you to consider the following factors, which are more fully discussed in the Compensation Discussion and Analysis beginning on page 26:

•

We tie pay to performance. A significant portion of executive pay is not guaranteed. We set clear financial goals for corporate performance and we review how executive pay aligns with Company financial performance.

•	We mitigate undue risk, including utilizing clawback provisions, multiple performance targets, and robust Board of Directors and management processes to identify risk.

•	Our Compensation Committee benefits from its utilization of an independent compensation consulting firm.

•	We do not engage in certain compensation practices, including the following:

•	We do not provide excise tax gross-ups.

•	We do not have an executive retirement plan that provides extra benefits to the named executive officers and do not include the value of equity awards in pension calculations.

•	We do not reprice underwater stock options.

We are asking you to indicate your support for the compensation of our named executive officers as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking you to vote, on an advisory basis, FOR the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the executive compensation tables, and the related narrative.”

While the results of this advisory vote are not binding, the Compensation Committee will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions for named executive officers.

Board Recommendation

Our Board of Directors recommends a vote “FOR” the advisory vote on executive compensation.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The primary objective of our executive compensation program has been to align executive pay with Company performance and long-term shareholder value creation. With respect to 2012 compensation decision, the Compensation Committee reviewed and considered the performance of the Company in 2011, the performance of each executive officer in 2011, relevant external market benchmark data provided by the Committee’s independent consultant, and relevant internal factors such as the Company’s business strategy and outlook for 2012 and the strength and continuity of the executive leadership team. Based on these and other relevant considerations, the Compensation Committee approved the following primary changes to executive compensation levels and plan designs for 2012:

•	A 5% increase to each executive’s base salary;

•	An increase in the CEO’s target short-term incentive opportunity from 62% to 70% of salary, with all other NEO’s target short-term incentive opportunities remaining at 50% of salary;

•	No changes to the design of the short-term incentive;

•

An increase in the CEO’s long-term incentive grant level from 75,000 options and 25,000 restricted shares to 120,000 options and 40,000 restricted shares, with all other NEO’s long-term incentive grant levels remaining at 60,000 stock options and 20,000 restricted shares;

•	No change in the equity grant mix of 75% stock options and 25% restricted shares, or to the material terms of these awards; and

•	Adoption of Transition Agreements with each of the NEOs that provides severance benefits in the event of an involuntary termination without “Cause” or a voluntary resignation for “Good Reason.”

The Company’s performance in 2012 was strong, as evidenced by the following summary results:

•	Revenue increased $8.8 million over 2011 and met the Company’s 2012 annual operating plan;

•	Pretax income increased $3.2 million over 2011, excluding a one-time $2.4 million litigation settlement charge in 2012, and was in-line with the Company’s 2012 annual operating plan;

•	Operating Cash Flow decreased $7.0 million from 2011, however, exceeded the Company’s 2012 annual operating plan; and

•	Stock price decreased 4%, from $4.44 on December 30, 2011 to $4.27 on December 31, 2012.

These performance results were reflected in our executive compensation results for 2012:

•	Short-term incentives were earned at 127% of the target opportunity;

•	The stock options granted on February 9, 2012 at an exercise price of $4.02 had accrued some in-the-money value by the end of the year (based on a year-end stock price of $4.27); and

•	The value of our executive’s stock holdings in RTI increased commensurate with the increase in shareholder value during the year.

We believe these performance and pay results demonstrate a strong alignment between executive compensation, Company performance, and shareholder value creation.

The remainder of this Compensation Discussion and Analysis provides the more detailed philosophy, process, considerations, and analysis involved in the determination of executive compensation.

Oversight of Executive Compensation Program

General. The Compensation Committee of our Board of Directors (the “Compensation Committee”), presently consisting of Messrs. Crowninshield, Rainey and Smith, is responsible for the planning, review and administration of our executive compensation programs. The Board of Directors adopted an amended charter for the Compensation Committee in December 2012, a copy of which is available on our website at http://www.rtix.com/investors/corporate-governance/.

Our primary corporate objective is to provide a superior return to stockholders. To support this objective, we believe we must attract, retain and motivate top quality executive talent. The executive compensation program we adopt is a critical tool in this process. The executive compensation program is designed to link executive compensation to our performance through at-risk compensation opportunities, providing significant reward to executives based on our success. The executive compensation program consists of base salary, annual cash incentive opportunities and long-term incentives represented by stock option and restricted stock grants.

The Compensation Committee oversees our executive compensation programs. Our compensation programs are designed specifically for (1) our executive officers named in the Summary Compensation Table and other officers of the Company; and (2) a broad-base of Company employees. Additionally, the Compensation Committee is charged with the review and approval of all annual compensation decisions relating to executive officers and our annual compensation guidelines for all other Company officers and employees.

Compensation Consultant

The Compensation Committee retains an independent compensation consultant to assist with the annual review of executive compensation levels. During 2011, the Committee engaged Pearl Meyer & Partners as its independent consultant. Pearl Meyer & Partners reports to and is directed by the Compensation Committee, and provides no other services to the Company. The compensation consultant assists the Compensation Committee by providing comparative market data on compensation practices and programs based on an analysis of the companies in our peer group identified below, and also provides guidance on industry best practices.

Peer Group and Compensation Targets

With the assistance of Pearl Meyer & Partners, the Compensation Committee selected a peer group of public companies and prepared an analysis of compensation paid to our executive officers against the executive officers at the peer companies, which we refer to as “compensation benchmarking data.” The 2011 peer group consisted of the following thirteen publicly-traded medical device related companies which had executives in positions that were of similar scope to RTI Biologics’ executives: Symmetry Medical Inc., Arthrocare Corporation, Medical Action Industries, Merit Medical Systems Inc., Angiodynamics Inc., Exactech Inc., Cyberonics Inc., Alphatec Holdings Inc., Spectranetics Corporation, Cryolife Inc., Orthovita Inc., Synovis Life Tech Inc., and Kensey Nash Corporation.

The compensation benchmarking data provides information to compare the compensation levels of executives but is not the main determinant of compensation. In general, the Committee considers the executive’s compensation against the median of the compensation benchmarking data, and then considers additional factors such as Company performance, individual executive performance, internal pay equity among colleagues, and retention risks.

Overview of Compensation Philosophy and Program

In order to recruit and retain the most qualified and competent individuals as executive officers, we strive to maintain a compensation program that is competitive in the global labor market. The purpose of our compensation program is to reward exceptional organizational and individual performance.

The following compensation objectives are considered in setting the compensation programs for our executive officers:

•	drive and reward performance which supports the Company’s core values of integrity, leadership and performance;

•	provide a significant percentage of total compensation that is at-risk, or variable, based on predetermined performance criteria;

•	design competitive total compensation and rewards programs to enhance our ability to attract and retain knowledgeable and experienced executive officers; and

•	set compensation and incentive levels that reflect competitive market practices.

Compensation Elements and Rationale for Pay Mix Decisions

To reward both short and long-term performance in the compensation program and in furtherance of our compensation objectives noted above, our executive compensation philosophy includes the following four principles:

(i)	Compensation should be related to performance

The Compensation Committee believes that a significant portion of an executive officer’s compensation should be tied not only to individual performance, but also to the performance of the executive officer’s function and to Company performance measured against both financial and non-financial goals and objectives.

During periods when performance meets or exceeds the established objectives, incentive compensation should be paid at or more than targeted levels, respectively. When our performance does not meet key objectives, incentive award payments, if any, should be less than such levels.

(ii)	Incentive compensation should represent a large portion of executive officers’ total compensation

A majority of targeted compensation should be in the form of short-term and long-term incentives, which are calculated and paid based primarily on financial measures of profitability and stockholder value creation. Executive officers have the incentive of increasing Company profitability and stockholder return in order to earn the major portion of their compensation package.

(iii)	Compensation levels should be competitive

The Compensation Committee reviews the compensation benchmarking data to ensure that the compensation program is competitive. We believe that a competitive compensation program will enhance our ability to attract and retain executive officers.

(iv)	Incentive compensation should balance short and long-term performance

The Compensation Committee seeks to structure a balance between achieving strong short-term annual results and ensuring our long-term viability and success. To reinforce the importance of balancing these perspectives, executive officers are regularly provided both short and long-term incentives.

We provide executive officers and many employees with various means of becoming stockholders of the Company. These opportunities include stock option grants and restricted stock awards.

The Compensation Committee believes that the mix of long-term incentives allows us to deliver long-term incentive awards aligned with the interests of stockholders. Stock options and restricted stock awards create a focus on share price appreciation. Finally, stock options and restricted stock awards serve as a retention tool to ensure that recipients remain at the Company.

Financial Metrics Used in Compensation Programs

Financial metrics are commonly referenced in defining Company performance for executive officer compensation. The Compensation Committee based its compensation decisions on the Company’s performance related to certain objectives. The Compensation Committee does not rely solely on predetermined formulas or a limited set of criteria when it evaluates the performance of the executive officers. The Compensation Committee retains discretion to take other factors into account in determining bonuses and to award no bonuses even if performance criteria are met. These metrics are defined here and their use in annual and long-term incentive programs is described below.

(i)	Pretax Income

We use pretax income as a metric in the bonus plan for executive officers in order to measure growth and reflect how well we deliver value to our shareholders from our business operations. Pretax income is a GAAP measure. This year, the Company recorded a litigation settlement charge of $2.4 million in the second quarter of 2012, which was paid in the third quarter of 2012. The pretax income metric excluded this one-time charge, which management believes represents a successful resolution to the litigation and was attributable in part to key contributions of management time and leadership.

(ii)	Operating Cash Flow

Operating cash flow is a GAAP measure and an indication of liquidity. We believe that Operating Cash Flow is useful because it is a consistent measure of the underlying results of our business. Furthermore, management uses it internally as a measure of the performance of our operations.

(iii)	Increase in Revenue

Revenue growth is a reflection of our ability to successfully bring new products to market, gain market share and expand the many markets that we serve.

Review of Executive Officer Performance

The Compensation Committee reviews, on an annual basis, each compensation element of an executive officer. In each case, the Compensation Committee takes into account the scope of responsibilities and experience and balances these against competitive salary levels.

In addition, each year, the President and Chief Executive Officer presents to the Compensation Committee his evaluation of each executive officer, other than himself, which includes a review of contribution and performance over the past year, strengths, weaknesses, development plans and succession potential. The Compensation Committee also evaluates the President and Chief Executive Officer’s performance in light of corporate goals and objectives and other factors as the Compensation Committee deems appropriate. Following these reviews and a comparison to the compensation benchmarking data, the Compensation Committee makes its own assessments and approves compensation for each executive officer, including the President and Chief Executive Officer. The Compensation Committee recommends to the Board of Directors compensation for the executive officers, including the President and Chief Executive Officer. The Board of Directors evaluates the contribution and performance of the executive officers, including the President and Chief Executive Officer, and approves their compensation after considering the recommendation of the Compensation Committee.

Components of the Executive Compensation Program

The Compensation Committee believes the total compensation and benefits program for executive officers should consist of the following:

•	base salaries;

•	annual incentive plan;

•	long-term incentive compensation; and

•	retirement, and health and welfare benefits.

Base Salaries

Base salaries are determined by evaluating an executive officer’s level of responsibility, experience, and performance. The Compensation Committee also considers the executive’s salary relative to the market median pay data provided by its independent consultant.

Increases to base salaries, if any, are driven primarily by individual performance and comparative data from the compensation benchmarking data. Individual performance is evaluated by reviewing the executive officer’s success in achieving business results, promoting our core values and demonstrating leadership abilities.

In setting the base salary of the executive officers for 2012, the Compensation Committee reviewed the compensation of comparable executive officers from the compensation benchmarking data. The Compensation Committee also considered the Company’s continuing achievement of its short- and long-term goals to:

•	achieve specific pretax income, operating cash flow and revenue levels;

•	communicate strategy and financial results effectively; and

•	develop leadership capabilities.

The Compensation Committee reviews the compensation benchmarking data annually for general economic conditions and marketplace compensation trends. Base salaries for executive officers are usually adjusted when:

•	the current compensation demonstrates a significant deviation from the market data;

•	recognizing outstanding individual performance; or

•	recognizing an increase in responsibility.

The executive officers received five percent increases to base salaries in 2012.

The salaries paid to the executive officers during 2012 are shown in the Summary Compensation Table.

Annual Bonus Plan

The Annual Bonus Plan provides executive officers with the opportunity to earn cash bonuses based on the achievement of specific Company-wide performance goals. The Compensation Committee approves the design of the annual incentive component of our compensation program to ensure alignment of executive officer pay with our annual (short-term) performance. Incentive bonuses are generally paid in cash in February or March of each year for the prior year’s performance. Bonus payments to executive officers above certain target amounts may be paid in restricted stock instead of cash.

The Compensation Committee approves a target incentive opportunity as a percentage of each executive officer’s base salary. These target percentages are based on a variety of factors, including the relative contribution of the role to company performance, internal equity among colleagues, and competitive market practices. The incentive target percentage represents the executive officer’s annual bonus opportunity if the annual performance goals of the incentive plan are achieved.

The Annual Bonus Plan establishes a set of financial metrics for each executive officer that will be used in the determination of that officer’s bonus. These metrics are selected to drive annual performance.

The 2012 targets and bonus criteria for each of our executive officers were as follows:

Name	Office	Bonus Target	Bonus Criteria
Brian K. Hutchison	President and Chief Executive Officer	70%	Revenue 33.3%, Pretax Income 33.3% and Operating Cash Flow 33.4%
Robert P. Jordheim	Executive Vice President and Chief Financial Officer	50%	Revenue 33.3%, Pretax Income 33.3% and Operating Cash Flow 33.4%
Thomas F. Rose	Executive Vice President, Chief Operations Officer and Secretary	50%	Revenue 33.3%, Pretax Income 33.3% and Operating Cash Flow 33.4%
Roger W. Rose	President, RTI Donor Services, Executive Vice President and Chief Commercial Officer	50%	Revenue 33.3%, Pretax Income 33.3% and Operating Cash Flow 33.4%
Caroline A. Hartill	Executive Vice President and Chief Scientific Officer	50%	Revenue 33.3%, Pretax Income 33.3% and Operating Cash Flow 33.4%

Mr. Hutchison’s short-term incentive target was increased from sixty-two percent to seventy percent of base salary in 2012. There were no changes in short-term incentive targets for the other executive officers in 2012.

Actual payouts under the short-term incentive plan are based upon a comparison of actual performance to performance goals approved by the Board of Directors at the beginning of the year. The Board sets performance goals that it believes are achievable, but that represent significant improvements over prior year’s performance. Our performance goals for 2012 were $13.5 million of Pretax Income, $16.2 million of Operating Cash Flow and $178.4 million of Revenue. Our actual performance for 2012 was $14.5 million of Pretax Income, $22.2 million of Operating Cash Flow and $178.1 million of Revenue.

Payouts under the Annual Bonus Plan are discretionary by the Board of Directors and annual bonus payouts under the plan may reflect adjustments for extraordinary or unusual accounting events.

Bonuses for 2012 were approved as follows: Mr. Hutchison ($477,855), Mr. Jordheim ($203,397), Mr. T. Rose ($203,397), Mr. R. Rose ($203,397), and Ms. Hartill ($203,397). These bonuses were awarded by the Compensation Committee based on achieving or exceeding the Company’s financial targets. The Board of Directors approved the bonuses which were paid in February 2013.

Long-Term Incentive Compensation

Long-term incentives comprise a significant portion of an executive officer’s total compensation package. The Compensation Committee’s objective is to provide executive officers with long-term incentive award opportunities that will align pay with shareholder value creation, encourage teamwork and collaboration in accomplishing long-term goals, facilitate stock ownership among executives, create retention incentives, and generally reflect competitive market practices. Currently, we provide executive officers with stock options and restricted stock awards.

Each year the Company budgets a certain level of equity compensation expense and the Compensation Committee and Board of Directors approve awards within budget guidelines. The executive officers are awarded stock options and/or restricted stock awards as part of the overall allocation of equity compensation to all managerial employees of the Company. The compensation benchmarking data is looked at as a point of reference as to whether or not executive officers are getting stock awards commensurate with responsibilities similar to executive officers in the peer companies. The Compensation Committee approves the total stock options and restricted stock awards that will be made available to executive officers as well as the size of individual grants for each executive officer.

The Compensation Committee approved long-term incentive awards to executive officers in 2012 consisting of stock options and restricted stock awards.

The long-term incentive information related to the executive officers during 2012 is included in the Summary Compensation Table under the columns Stock Awards and Option Awards. Additional information on long-term incentive awards is shown in the Grants of Plan-Based Awards Table and the Outstanding Equity Awards at Fiscal Year-End Table.

Stock Options

An important objective of the long-term incentive program is to strengthen the relationship between the long-term value of our stock price and the potential financial gain for employees. Stock options provide key employees, including the executive officers, with the opportunity to purchase our Common Stock at a price fixed on the grant date regardless of future market price. Stock options generally are subject to stock option agreements under which one-fifth of the options vest and become exercisable on each anniversary of the original award date.

A stock option becomes valuable only if our Common Stock price increases above the option exercise price and the holder of the option remains employed during the period required for the option to “vest” thus, providing an incentive for an option holder to remain employed by the Company. In addition, stock options link a portion of an employee’s compensation to stockholders’ interests by providing an incentive to make decisions designed to increase the market price of our stock.

The exercise prices of the stock options granted to the executive officers during 2012 are shown in the Grants of Plan-Based Awards Table. Additional information on these grants, including the number of shares subject to each grant, also is shown in the Grants of Plan-Based Awards Table.

Options generally are granted annually at the first Board of Directors meeting of the year, after final determination of our previous year operating results. Our practice is that the exercise price for each stock option is the market value on the date of grant. Under our option plans, the option price shall not be less than the fair market value of the shares on the date of grant.

There is a limited term in which the executive officers can exercise stock options, known as the option term. The option term is generally ten years from the date of grant. At the end of the option term, the right to purchase any unexercised options expires. Option holders generally forfeit any unvested options if their employment with us terminates.

In certain instances, stock options may vest on an accelerated schedule. Retirement may trigger accelerated vesting if an optionee’s age plus years of service with us is greater than or equal to 65 years. In this instance, all unvested options will vest as of the retirement date, and the optionee will have three or five years to exercise the options depending on the terms outlined in the stock option award agreement. However, the exercise period may not exceed the original option term.

Additionally, death or disability while employed with the Company will cause all stock options to vest automatically and become exercisable per the terms outlined in the stock option award agreement.

Restricted Stock Awards

Restricted stock awards (“RSAs”) are intended to retain key employees, including the executive officers, through vesting periods. Restricted stock awards provide the opportunity for capital accumulation and more predictable long-term incentive value.

RSAs generally are awarded periodically and determined by the Compensation Committee. RSAs are shares of our Common Stock that are awarded with the restriction that the recipient remains with us until the date of vesting. RSAs generally vest one-third annually after the original award date. The purpose of granting RSAs is to encourage ownership of our Common Stock by, and retention of, our key employees. Executive officers are allowed to vote RSAs as a stockholder based on the number of shares held free of restriction.

Any unvested RSAs generally are forfeited if the recipient terminates employment with the Company or if they fail to meet the continuing employment restriction outlined in the RSA agreement. In the event of death or disability, any unvested RSAs are immediately vested.

The RSAs granted to the executive officers during 2012 are shown in the Grants of Plan-Based Awards Table. Additional information on these grants, including the number of shares subject to each grant, also is shown in the Grants of Plan-Based Awards Table.

Tax Implications of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to each of the executive officers unless the compensation is performance-based compensation as described in Section 162(m) and the related regulations, as well as pursuant to a plan approved by the Company’s stockholders. We may from time to time pay compensation to our executive officers that may not be deductible, including discretionary bonuses or other types of compensation outside of our plans.

Although the Compensation Committee has generally attempted to structure executive compensation so as to preserve deductibility, it also believes that there are circumstances where our interests are best served by maintaining flexibility in the way compensation is provided, even if it might result in the non-deductibility of certain compensation under the Code.

Although equity awards may be deductible for tax purposes by the Company, the accounting rules pursuant to FASB ASC 718 require that the portion of the tax benefit in excess of the financial compensation cost be recorded to paid-in-capital.

Retirement, Health and Welfare Benefits

We offer a variety of health and welfare and retirement programs to all eligible employees. The executive officers generally are eligible for the same benefit programs on the same basis as the rest of the broad-based employees. The health and welfare programs are intended to protect employees against catastrophic loss and encourage a healthy lifestyle. Our health and welfare programs include medical, wellness, pharmacy, dental, vision, life insurance and accidental death and disability. Coverage under the life insurance and disability programs offer benefit amounts specific to executive officers.

We offer retirement programs that are intended to supplement the employee’s personal savings and social security. The program includes RTI Biologics, Inc. Retirement Plan, which is a 401(k) plan. All U.S. employees, including executive officers, are generally eligible for the 401(k) Plan.

We adopted the 401(k) Plan to enable employees to save for retirement through a tax-advantaged combination of employee and Company contributions and to provide employees the opportunity to directly manage their retirement plan assets through a variety of investment options. The 401(k) Plan allows eligible employees to elect to contribute up to 100% of their eligible compensation to an investment trust. Eligible compensation generally means all wages, salaries and commissions from the Company. Employee contributions are matched in cash by us at the rate of $1.00 per $1.00 employee contribution for the first 6% of the employee’s eligible compensation. Employee’s contributions vest immediately and the employer’s contributions vest after the employee has three years of service with the Company. The 401(k) Plan provides for over nineteen different investment options, for which the participant has sole discretion in determining how both the employer and employee contributions are invested. The 401(k) Plan does not provide our employees the option to invest directly in the Company’s stock. The 401(k) Plan offers in-service withdrawals in the form of loans, hardship distributions and age 59.5 distributions. The 401(k) Plan benefits are payable pursuant to the participant’s election.

Perquisites and Perquisite Allowance Payments

Executive officers are provided with the following benefits as a supplement to their other compensation:

•

Health and Welfare Coverage: We pay 100% of the premium for both health and dental insurance for executive officers. In addition, at our expense each executive officer is allowed to have a complete and professional personal physical exam on an annual basis. Officers are responsible for deductibles under the health benefit plans.

•

Life Insurance & Accidental Death & Dismemberment Coverage: We pay 100% of the premium for both term life insurance and accidental death and dismemberment coverage, equal to $2,000,000 for our executive officers. We pay 100% of the premium for both term life insurance and accidental death and dismemberment coverage, equal to $500,000 for the remaining executive officers. In addition, we also pay 100% of the premium for a $50,000 term life insurance policy for the executive officers of the Company.

•

Short-Term and Long-Term Disability: We pay 100% of the premium cost for these benefit programs for executive officers. The short-term disability program provides income replacement at 60% of base pay level for up to eleven weeks or recovery. The long-term disability program then pays 60% of the base pay level beginning on week twelve up to age 65.

Severance Plan

We do not have in effect any general severance plan that provides for change-in-control payments to our executive officers. We have executive transition agreements with each of our executive officers, which contain change-in-control provisions. These agreements are described under “Executive Transition Agreements” and “Potential Payments upon Termination of Employment” below.

Employment Agreements

We do not currently have employment agreements with our executive officers. Our prior employment agreements with Messrs. Hutchison, T. Rose and R. Rose were each terminated effective August 29, 2012 pursuant to their respective executive transition agreement, which are described below.

Executive Transition Agreements

On August 29, 2012, we entered into an executive transition agreement with each of our executive officers: Brian K. Hutchison (President and Chief Executive Officer), Robert P. Jordheim (Executive Vice President and Chief Financial Officer), Thomas F. Rose (Executive Vice President, Chief Operations Officer and Secretary), Roger W. Rose (President, RTI Donor Services, Executive Vice President and Chief Commercial Officer) and Caroline A. Hartill (Executive Vice President and Chief Scientific Officer). Each executive transition agreement has an initial term of three years, subject to our right to extend the term of any agreement by giving written notice to the executive officer prior to its expiration. If a “Change in Control” (as defined in the agreement) occurs before the expiration of the then-current term of any agreement, and if the term would otherwise end within two years after the date of such Change in Control, then the term will automatically be extended to the second anniversary of the date of the Change in Control.

In general, the executive transition agreement with each executive officer (other than Mr. Hutchison) provides that if, during the term of the agreement, we or our successor terminates the employment of the executive officer without “Cause” (as defined below), or the executive officer voluntarily terminates his or her employment for “Good Reason” (as defined below), the executive officer will be entitled to periodic severance payments for 12 months totaling an amount equal to the sum of (a) one year of the executive officer’s then-current annual base salary (or, if greater, the annual base salary in effect as of the beginning of the preceding year) plus (b) the amount of the executive officer’s then-current target bonus opportunity (or, if there is no target bonus for the year in which employment is terminated, the amount of the bonus earned by the executive officer for the immediately preceding year). Mr. Hutchison’s agreement provides for periodic severance payments, following such termination of employment, for 24 months totaling an amount equal to 2.0 times the sum of (a) one year of his then-current annual base salary (or, if greater, the annual base salary in effect as of the beginning of the preceding year) plus (b) the amount of his then-current target bonus opportunity (or, if there is no target bonus for the year in which his employment is terminated, the amount of his bonus earned for the immediately preceding year).

Termination without “Cause” occurs if the executive is terminated for any reason other than: (1) conviction or a nolo contendere (uncontested) plea to a felony; (2) commission of fraud or a material act or omission involving dishonesty with respect to the company or its subsidiaries, (3) willful failure to carry out the material employment responsibilities; or (4) gross negligence or willful misconduct in the performance of the executive’s duties which has had or is reasonably likely to have a material adverse effect on the company.

An executive may terminate his or her employment for “Good Reason” upon the occurrence of any of following events or conditions: (1) the assignment to executive of any duties materially inconsistent with executive’s position, authority, duties or responsibilities as in effect immediately prior to such assignment, or any other material diminution in such position, authority, duties or responsibilities; (2) any material reduction in executive’s annual base salary or annual bonus opportunity in effect at any time and from time to time; (3) a relocation of executive’s principal office by more than 150 miles; or (4) the failure or refusal by a successor or acquiring company to expressly assume our obligations under the executive transition agreement upon the consummation of a “Change in Control” (as defined in the agreement).

The agreements further provide for (1) the accelerated vesting of stock options, restricted stock units, shares of restricted stock and other forms of equity-based incentive awards granted to the executive officer, and (2) continued participation, at the same benefit and contribution levels, in our group health plan for 18 months following such termination of employment.

Each executive officer’s right to receive and retain his or her respective severance payments or benefits is subject to certain conditions, including delivery of a release of the company and compliance with specified restrictive covenants following such termination.

Potential Payments upon Termination of Employment

The following tables disclose the estimated payments and benefits that would be provided to each of our executive officers, applying the assumptions that the triggering events described in their respective executive transition agreements took place on December 31, 2012 and their last day of employment was December 31, 2012.

Due to a number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, our stock price and the executive’s age.

Brian K. Hutchison, President and Chief Executive Officer

	Termination without Cause or Resignation for Good Reason
Base Salary	$1,074,000	(1)
Bonus	751,800	(2)
Unvested Equity Awards	418,364	(3)
Value of Life and Medical Insurance Benefits	9,999	(4)

Total	$2,254,163

(1)	Assumes a base salary of $537,000 per year.
(2)	Assumes $375,900 as the target bonus opportunity for the year in which Mr. Hutchison’s employment terminates (or, if there is no target bonus for such year, $378,803 as the amount of the bonus earned for the immediately preceding year).
(3)	The closing price of our common stock on December 31, 2012 was $4.27 per share, and Mr. Hutchison had 120,000 unvested options with an exercise price of $4.02 per share, 40,000 unvested options with an exercise price of $2.98 per share, 60,000 unvested options with an exercise price of $2.69 per share and 56,666 restricted stock awards as of December 31, 2012.
(4)	Includes the premiums to be paid by the company for life, health, dental and vision insurance.

Robert P. Jordheim, Executive Vice President and Chief Financial Officer

	Termination without Cause or Resignation for Good Reason
Base Salary	$320,000	(1)
Bonus	160,000	(2)
Unvested Equity Awards	361,572	(3)
Value of Life and Medical Insurance Benefits	10,291	(4)

Total	$851,863

(1)	Assumes a base salary of $320,000 per year
(2)	Assumes $160,000 as the target bonus opportunity for the year in which Mr. Jordheim’s employment terminates (or, if there is no target bonus for such year, $181,979 as the amount of the bonus earned for the immediately preceding year).
(3)	The closing price of our common stock on December 31, 2012 was $4.27 per share, and Mr. Jordheim had 120,000 unvested options with an exercise price of $3.20 per share, 60,000 unvested options with an exercise price of $4.02 per share, 48,000 unvested options with an exercise price of $2.69 per share and 33,333 restricted stock awards as of December 31, 2012.
(4)	Includes the premiums to be paid by the company for life, health, dental and vision insurance.

Thomas F. Rose, Executive Vice President, Chief Operations Officer and Secretary

	Termination without Cause or Resignation for Good Reason
Base Salary	$320,000	(1)
Bonus	160,000	(2)
Unvested Equity Awards	264,132	(3)
Value of Life and Medical Insurance Benefits	8,238	(4)

Total	$752,370

(1)	Assumes a base salary of $320,000 per year
(2)	Assumes $160,000 as the target bonus opportunity for the year in which Mr. T. Rose’s employment terminates (or, if there is no target bonus for such year, $181,979 as the amount of the bonus earned for the immediately preceding year).
(3)	The closing price of our common stock on December 31, 2012 was $4.27 per share, and Mr. T. Rose had 60,000 unvested options with an exercise price of $4.02 per share, 24,000 unvested options with an exercise price of $2.98 per share, 48,000 unvested options with an exercise price of $2.69 per share and 33,333 restricted stock awards as of December 31, 2012.
(4)	Includes the premiums to be paid by the company for life, health, dental and vision insurance.

Roger W. Rose, President, RTI Donor Services, Executive Vice President and Chief Commercial Officer

	Termination without Cause or Resignation for Good Reason
Base Salary	$320,000	(1)
Bonus	160,000	(2)
Unvested Equity Awards	210,732	(3)
Value of Life and Medical Insurance Benefits	6,674	(4)

Total	$697,406

(1)	Assumes a base salary of $320,000 per year
(2)	Assumes $160,000 as the target bonus opportunity for the year in which Mr. R. Rose’s employment terminates (or, if there is no target bonus for such year, $181,979 as the amount of the bonus earned for the immediately preceding year).
(3)	The closing price of our common stock on December 31, 2012 was $4.27 per share, and Mr. R. Rose had 60,000 unvested options with an exercise price of $4.02 per share, 12,000 unvested options with an exercise price of $2.98 per share, 24,000 unvested options with an exercise price of $2.69 per share and 33,333 restricted stock awards as of December 31, 2012.
(4)	Includes the premiums to be paid by the company for life, health, dental and vision insurance.

Caroline A. Hartill, Executive Vice President and Chief Scientific Officer

	Termination without Cause or Resignation for Good Reason
Base Salary	$320,000	(1)
Bonus	160,000	(2)
Unvested Equity Awards	264,132	(3)
Value of Life and Medical Insurance Benefits	7,229	(4)

Total	$751,361

(1)	Assumes a base salary of $320,000 per year
(2)	Assumes $160,000 as the target bonus opportunity for the year in which Ms. Hartill’s employment terminates (or, if there is no target bonus for such year, $181,979 as the amount of the bonus earned for the immediately preceding year).
(3)	The closing price of our common stock on December 31, 2012 was $4.27 per share, and Ms. Hartill had 60,000 unvested options with an exercise price of $4.02 per share, 24,000 unvested options with an exercise price of $2.98 per share, 48,000 unvested options with an exercise price of $2.69 per share and 33,333 restricted stock awards as of December 31, 2012.
(4)	Includes the premiums to be paid by the company for life, health, dental and vision insurance.

Restricted Stock Awards

Upon vesting of a restricted stock award and after the payment of the taxes due as a result of vesting, the executive officer is allowed to sell the vested shares. We do not currently have any post vesting holding period on restricted stock awards.

Exercise of Stock Options

Upon exercise of a stock option, the executive officer is allowed to sell the shares acquired upon exercise. We do not currently have any post exercise holding period on shares acquired upon exercise of stock options.

Claw Backs

The Board shall, in all appropriate circumstances, require reimbursement of any annual incentive payment or long-term incentive payment under any Award to an executive officer where: (1) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Company financial statements filed with the Securities and Exchange Commission and (2) a lower payment would have been made to the executive based upon the restated financial results. In each such instance, the Company will seek to recover from the individual executive the amount by which the individual executive’s incentive payments for the relevant period exceeded the lower payment that would have been made based on the restated financial results. For purposes of this policy, the term “executive officer” means any officer who has been designated an executive officer by the Board.

Risk Assessment

Public companies are required to conduct a risk assessment to determine if there are any compensation programs, policies, or practices that are “reasonably likely” to have a material adverse effect on the Company.

The Compensation Committee conducted a risk assessment of the Company’s compensation policies and practices during the fiscal year 2012. This risk assessment consisted of a review of cash and equity compensation provided to senior executives and incentive compensation plans which provide variable compensation based upon Company and individual performance. The Compensation Committee concluded that our compensation programs are designed with the appropriate balance of risk and reward in relation to the Company’s overall business and do not create risk that is reasonably likely to have a material adverse effect on the Company. The following characteristics of our compensation programs support this finding:

•	our use of different types of compensation vehicles that provide a balance of long- and short-term incentives with fixed and variable components;

•	our use of multiple performance measures in the short-term incentive program;

•	our practice of looking beyond results-oriented performance and assessing the contributions of a particular executive;

•	the ability of the Compensation Committee to reduce incentive payouts if deemed appropriate; and

•	the ability of our Board to recoup compensation in accordance with our “Clawback Policy”.

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to our chief executive officer, our chief financial officer and each of the other three most highly compensated executive officers who were serving as executive officers at December 31, 2012 for the years indicated.

Summary Compensation Table

						Nonqualified
					Non-Equity	Deferred
Name and			Stock	Option	Incentive Plan	Compensation	All Other
Principal		Salary	Awards	Awards	Compensation	Earnings	Compensation		Total
Position	Year	($)	($) (16)	($) (16)	($) (17)	($) (18)	($)		($)
Brian K. Hutchison	2012	533,155	160,800	294,024	477,855	49,651	20,418	(1)	1,535,903
President and	2011	512,000	67,250	128,303	378,803	(611)	20,201	(2)	1,105,946
Chief Executive Officer	2010	497,651	—	276,940	158,637	37,701	19,989	(3)	990,918
Robert P. Jordheim	2012	317,693	80,400	147,012	203,397	—	21,860	(4)	770,362
Executive Vice President,	2011	305,000	53,800	102,642	181,979	—	19,063	(5)	662,484
Chief Financial Officer	2010	158,365	—	412,180	40,391	—	188,736	(6)	799,672
Thomas F. Rose	2012	317,693	80,400	147,012	203,397	11,995	20,492	(7)	780,989
Executive Vice President,	2011	305,000	53,800	102,642	181,979	6,288	19,977	(8)	669,686
Chief Operations Officer and	2010	296,404	—	221,552	76,210	13,483	19,542	(9)	627,191
Secretary
Roger W. Rose	2012	317,693	80,400	147,012	203,397	837	19,449	(10)	768,788
President, RTI Donor Services,	2011	305,000	53,800	102,642	181,979	4,329	21,515	(11)	669,265
Executive Vice President, and	2010	296,404	—	221,552	76,210	12,268	21,093	(12)	627,527
Chief Commercial Officer
Caroline A. Hartill	2012	317,693	80,400	147,012	203,397	17,215	16,728	(13)	782,445
Executive Vice President,	2011	305,000	53,800	102,642	181,979	(136)	16,930	(14)	660,215
Chief Scientific Officer	2010	291,461	—	221,552	76,210	11,422	16,418	(15)	617,063

(1)	Includes matching contributions under our 401(k) Plan of $13,752, payment of $3,840 for health and dental insurance and payment of $2,826 for term life insurance.
(2)	Includes matching contributions under our 401(k) Plan of $14,700, payment of $3,625 for health and dental insurance and payment of $1,876 for term life insurance.
(3)	Includes matching contributions under our 401(k) Plan of $14,700, payment of $3,413 for health and dental insurance and payment of $1,876 for term life insurance.
(4)	Includes matching contributions under our 401(k) Plan of $15,000, payment of $6,067 for health and dental insurance and payment of $793 for term life insurance.
(5)	Includes matching contributions under our 401(k) Plan of $12,549, payment of $5,721 for health and dental insurance and payment of $793 for term life insurance.
(6)	Includes payment of $2,792 for health and dental insurance, payment of $793 for term life insurance, payment of $96,064 for relocation and payment of $89,087 for sign-on bonus.
(7)	Includes matching contributions under our 401(k) Plan of $15,000, payment of $3,840 for health and dental insurance, payment of $1,652 for term life insurance.
(8)	Includes matching contributions under our 401(k) Plan of $14,700, payment of $3,625 for health and dental insurance, payment of $1,652 for term life insurance.
(9)	Includes matching contributions under our 401(k) Plan of $14,700, payment of $3,190 for health and dental insurance, payment of $1,652 for term life insurance.
(10)	Includes matching contributions under our 401(k) Plan of $15,000, payment of $3,355 for health and dental insurance and payment of $1,094 for term life insurance.

(11)	Includes matching contributions under our 401(k) Plan of $14,700, payment of $5,721 for health and dental insurance and payment of $1,094 for term life insurance.
(12)	Includes matching contributions under our 401(k) Plan of $14,700, payment of $5,299 for health and dental insurance and payment of $1,094 for term life insurance.
(13)	Includes matching contributions under our 401(k) Plan of $11,909, payment of $3,840 for health and dental insurance and payment of $979 for term life insurance.
(14)	Includes matching contributions under our 401(k) Plan of $12,326, payment of $3,625 for health and dental insurance and payment of $979 for term life insurance.
(15)	Includes matching contributions under our 401(k) Plan of $12,250, payment of $3,189 for health and dental insurance and payment of $979 for term life insurance.
(16)	Reflects the restricted stock award fair value at date of grant. The stock option award fair values are calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation. The assumptions underlying the valuation of restricted stock awards and stock options are set forth in footnote 4 to our consolidated financial statements for the year ended December 31, 2012.
(17)	Reflects bonuses earned under the Annual Bonus Plan.
(18)	Reflects the increase (or decrease) in value of named executive officer benefits under the Executive Nonqualified Excess Plan.

Grants of Plan-Based Awards

This table discloses the actual numbers of restricted stock awards and stock options granted during 2012 and the grant date fair value of these awards. It also captures potential future payouts under the Company’s non-equity incentive plans.

							All Other
					All Other		Option
					Stock		Awards:		Exercise
					Awards:		Number of		or Base	Grant Date
		Estimated Future Payouts Under Non-			Number of		Securities		Price of	Fair Value of
		Equity Incentive Plan Awards (1)			Shares of		Underlying		Option	Stock and
	Grant	Threshold	Target	Maximum	Stock or		Options		Awards	Option Awards
Name	Date	($)	($)	($)	Units (#)		(#)		($/Sh)	($)
Brian K. Hutchison	2/9/2012	187,950	375,900	563,850	40,000	(2)	120,000	(3)	4.02	454,824
Robert P. Jordheim	2/9/2012	80,000	160,000	240,000	20,000	(2)	60,000	(3)	4.02	227,412
Thomas F. Rose	2/9/2012	80,000	160,000	240,000	20,000	(2)	60,000	(3)	4.02	227,412
Roger W. Rose	2/9/2012	80,000	160,000	240,000	20,000	(2)	60,000	(3)	4.02	227,412
Caroline A. Hartill	2/9/2012	80,000	160,000	240,000	20,000	(2)	60,000	(3)	4.02	227,412

(1)	These amounts represent the threshold, target, and maximum bonuses payable to each executive under the Company’s 2012 Bonus Plan.
(2)	Such restricted stock awards were granted on February 9, 2012 pursuant to our 2010 Equity Incentive Plan. Subject to the recipient’s continued service with us, 33% of these restricted stock awards will become vested on each anniversary date from February 9, 2013 through February 9, 2015.
(3)	Such options were granted on February 9, 2012 pursuant to our 2010 Equity Incentive Plan. Subject to the recipient’s continued service with us, 20% of these options will become exercisable on each anniversary date from February 9, 2013 through February 9, 2017.

Outstanding Equity Awards at Fiscal Year-End

The following table shows outstanding stock option awards classified as exercisable and unexercisable as of December 31, 2012 for executive officers.

	Option Awards				Stock Awards
								Equity
								Incentive
							Equity	Plan
							Incentive	Awards:
							Plan	Market or
						Market	Awards:	Payout
						Value of	Number of	Value of
						Shares	Unearned	Unearned
	Number of	Number of			Number of	or Units	Shares,	Shares,
	Securities	Securities			Shares or	of Stock	Units or	Units or
	Underlying	Underlying			Units of	That	Other	Other
	Unexercised	Unexercised	Option		Stock That	Have	Rights	Rights
	Options	Options	Exercise	Option	Have Not	Not	That Have	That Have
	(#)	(#)	Price	Expiration	Vested	Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)	($)	($)
Brian K. Hutchison (1)	15,000	60,000	2.69	2/28/2021	—	—	—	—
	60,000	40,000	2.98	2/10/2019	—	—	—	—
	—	120,000	4.02	2/9/2022	—	—	—	—
	40,000	60,000	4.30	4/20/2020	—	—	—	—
	92,253	—	6.18	6/27/2015	—	—	—	—
	30,000	—	7.25	3/2/2017	—	—	—	—
	34,506	—	7.28	3/7/2016	—	—	—	—
	28,000	7,000	7.45	1/28/2018	—	—	—	—
	20,000	—	9.33	4/28/2013	—	—	—	—
	40,000	—	10.04	4/26/2014	—	—	—	—
					56,666	241,964	—	—
Robert P. Jordheim (2)	12,000	48,000	2.69	2/28/2021	—	—	—	—
	80,000	120,000	3.20	6/21/2020	—	—	—	—
	—	60,000	4.02	2/9/2022	—	—	—	—
					33,333	142,332	—	—
Thomas F. Rose (3)	12,000	48,000	2.69	2/28/2021	—	—	—	—
	36,000	24,000	2.98	2/10/2019	—	—	—	—
	—	60,000	4.02	2/9/2022	—	—	—	—
	32,000	48,000	4.30	4/20/2020	—	—	—	—
	50,000	—	6.18	6/27/2015	—	—	—	—
	30,000	—	7.25	3/2/2017	—	—	—	—
	20,000	—	7.28	3/7/2016	—	—	—	—
	24,000	6,000	7.45	1/28/2018	—	—	—	—
	20,000	—	9.33	4/28/2013	—	—	—	—
	20,000	—	10.04	4/26/2014	—	—	—	—
					33,333	142,332	—	—
Roger W. Rose (4)	6,000	24,000	2.69	2/28/2021	—	—	—	—
	18,000	12,000	2.98	2/10/2019	—	—	—	—
	—	60,000	4.02	2/9/2022	—	—	—	—
	16,000	24,000	4.30	4/20/2020	—	—	—	—
	50,000	—	6.18	6/27/2015	—	—	—	—
	30,000	—	7.25	3/2/2017	—	—	—	—
	20,000	—	7.28	3/7/2016	—	—	—	—
	12,000	3,000	7.45	1/28/2018	—	—	—	—
	20,000	—	9.18	8/9/2014	—	—	—	—
	20,000	—	9.33	4/28/2013	—	—	—	—
	20,000	—	10.04	4/26/2014	—	—	—	—
					33,333	142,332	—	—
Caroline A. Hartill (5)	12,000	48,000	2.69	2/28/2021	—	—	—	—
	36,000	24,000	2.98	2/10/2019	—	—	—	—
	—	60,000	4.02	2/9/2022	—	—	—	—
	32,000	48,000	4.30	4/20/2020	—	—	—	—
	50,000	—	6.18	6/27/2015	—	—	—	—
	30,000	—	7.25	3/2/2017	—	—	—	—
	20,000	—	7.28	3/7/2016	—	—	—	—
	24,000	6,000	7.45	1/28/2018	—	—	—	—
	20,000	—	9.33	4/28/2013	—	—	—	—
	20,000	—	10.04	4/26/2014	—	—	—	—
					33,333	142,332	—	—

(1)	Mr. Hutchison holds the following stock options which vest 20% per year over a five-year period from the date of grant and restricted stock awards which vests 33.3% per year over a three-year period from the date of grant:

120,000 stock options granted on February 9, 2012. 24,000 stock options vested on February 9, 2013.

24,000 stock options will vest on each of February 9, 2014, 2015, 2016 and 2017.

75,000 stock options granted on February 28, 2011. 15,000 stock options vested on February 28, 2012 and 2013. 15,000 stock options will vest on each of February 28, 2014, 2015 and 2016.

100,000 stock options granted on April 20, 2010. 20,000 stock options vested on April 20, 2011 and 2012. 20,000 stock options will vest on each of April 20, 2013, 2014 and 2015.

100,000 stock options granted on February 10, 2009. 20,000 stock options vested on each of February 10, 2010, 2011, 2012 and 2013. 20,000 stock options will vest on February 10, 2014.

100,000 stock options granted on June 27, 2005. 20,000 stock options vested on each of June 27, 2006, 2007, 2008, 2009 and 2010.

30,000 stock options granted on March 2, 2007. 6,000 stock options vested on each of March 2, 2008, 2009, 2010, 2011 and 2012.

40,000 stock options granted on March 7, 2006. 8,000 stock options vested on each of March 7, 2007, 2008, 2009, 2010 and 2011.

35,000 stock options granted on January 28, 2008. 7,000 stock options vested on each of January 28, 2009, 2010, 2011, 2012 and 2013.

20,000 stock options granted on April 28, 2003. 4,000 stock options vested on each of April 28, 2004, 2005, 2006, 2007 and 2008.

40,000 stock options granted on April 26, 2004. 8,000 stock options vested on each of April 26, 2005, 2006, 2007, 2008 and 2009.

10,000 restricted stock awards granted March 2, 2006. 3,334 restricted stock awards vested on March 7, 2007. 3,333 restricted stock awards vested on each of March 7, 2008 and 2009.

25,000 restricted stock awards granted February 28, 2011. 8,334 restricted stock awards vested on February 28, 2012 and 8,333 restricted stock awards vested on February 28, 2013. 8,333 restricted stock awards will vest on February 28, 2014.

40,000 restricted stock awards granted February 9, 2012. 13,333 restricted stock awards vested on February 9, 2013. 13,333 restricted stock awards will vest on February 9, 2014 and 13,334 restricted stock awards will vest on February 9, 2015.

(2)	Mr. Jordheim holds the following stock options which vest 20% per year over a five-year period from the date of grant:

60,000 stock options granted on February 9, 2012. 12,000 stock options vested on February 9, 2013.

12,000 stock options will vest on each of February 9, 2014, 2015, 2016 and 2017.

60,000 stock options granted on February 28, 2011. 12,000 stock options vested on February 28, 2012 and 2013. 12,000 stock options will vest on each of February 28, 2014, 2015 and 2016.

200,000 stock options granted on June 21, 2010. 40,000 stock options vested on June 21, 2011 and 2012. 40,000 stock options will vest on each of June 21, 2013, 2014 and 2015.

20,000 restricted stock awards granted February 28, 2011. 6,667 restricted stock awards vested on February 28, 2012 and 2013. 6,666 restricted stock awards will vest on February 28, 2014.

20,000 restricted stock awards granted February 9, 2012. 6,666 restricted stock awards vested on February 9, 2013. 6,667 restricted stock awards will vest on February 9, 2014 and 2015.

(3)	Mr. Thomas Rose holds the following stock options which vest 20% per year over a five-year period from the date of grant and a restricted stock award which vests 33.3% per year over a three-year period from the date of grant:

60,000 stock options granted on February 9, 2012. 12,000 stock options vested on February 9, 2013.

12,000 stock options will vest on each of February 9, 2014, 2015, 2016 and 2017.

60,000 stock options granted on February 28, 2011. 12,000 stock options vested on February 28, 2012 and 2013. 12,000 stock options will vest on each of February 28, 2014, 2015 and 2016.

80,000 stock options granted on April 20, 2010. 16,000 stock options vested on April 20, 2011 and 2012. 16,000 stock options will vest on each of April 20, 2013, 2014 and 2015.

60,000 stock options granted on February 10, 2009. 12,000 stock options vested on each of February 10, 2010, 2011, 2012 and 2013. 12,000 stock options will vest on February10, 2014.

50,000 stock options granted on June 27, 2005. 10,000 stock options vested on each of June 27, 2006, 2007, 2008, 2009 and 2010.

30,000 stock options granted on March 2, 2007. 6,000 stock options vested on each of March 2, 2008, 2009, 2010, 2011 and 2012.

20,000 stock options granted on March 7, 2006. 4,000 stock options vested on each of March 7, 2007, 2008, 2009, 2010 and 2011.

30,000 stock options granted on January 28, 2008. 6,000 stock options vested on each of January 28, 2009, 2010, 2011, 2012 and 2013.

20,000 stock options granted on April 28, 2003. 4,000 stock options vested on each of April 28, 2004, 2005, 2006, 2007 and 2008.

20,000 stock options granted on April 26, 2004. 4,000 stock options vested on each of April 26, 2005, 2006, 2007, 2008 and 2009.

5,000 restricted stock awards granted on March 7, 2006. 1,667 restricted stock awards vested on each of March 7, 2007 and 2008. 1,666 restricted stock awards vested on March 7, 2009.

20,000 restricted stock awards granted February 28, 2011. 6,667 restricted stock awards vested on February 28, 2012 and 2013. 6,666 restricted stock awards will vest on February 28, 2014.

20,000 restricted stock awards granted February 9, 2012. 6,666 restricted stock awards vested on February 9, 2013. 6,667 restricted stock awards will vest on February 9, 2014 and 2015.

(4)	Mr. Roger Rose holds the following stock options which vest 20% per year over a five-year period from the date of grant and a restricted stock award which vests 33.3% per year over a three-year period from the date of grant:

60,000 stock options granted on February 9, 2012. 12,000 stock options vested on February 9, 2013.

12,000 stock options will vest on each of February 9, 2014, 2015, 2016 and 2017.

60,000 stock options granted on February 28, 2011. 12,000 stock options vested on February 28, 2012 and 2013. 12,000 stock options will vest on each of February 28, 2014, 2015 and 2016.

80,000 stock options granted on April 20, 2010. 16,000 stock options vested on April 20, 2011 and 2012. 16,000 stock options will vest on each of April 20, 2013, 2014 and 2015.

60,000 stock options granted on February 10, 2009. 12,000 stock options vested on each of February 10, 2010, 2011, 2012 and 2013. 12,000 stock options will vest on February10, 2014.

50,000 stock options granted on June 27, 2005. 10,000 stock options vested on each of June 27, 2006, 2007, 2008, 2009 and 2010.

30,000 stock options granted on March 2, 2007. 6,000 stock options vested on each of March 2, 2008, 2009, 2010, 2011 and 2012.

20,000 stock options granted on March 7, 2006. 4,000 stock options vested on each of March 7, 2007, 2008, 2009, 2010 and 2011.

30,000 stock options granted on January 28, 2008. 6,000 stock options vested on each of January 28, 2009, 2010, 2011, 2012 and 2013.

20,000 stock options granted on August 9, 2004. 4,000 stock options vested on each of August 9, 2005, 2006, 2007, 2008 and 2009.

20,000 stock options granted on April 28, 2003. 4,000 stock options vested on each of April 28, 2004, 2005, 2006, 2007 and 2008.

20,000 stock options granted on April 26, 2004. 4,000 stock options vested on each of April 26, 2005, 2006, 2007, 2008 and 2009.

5,000 restricted stock awards granted on March 7, 2006. 1,667 restricted stock awards vested on each of March 7, 2007 and 2008. 1,666 restricted stock awards vested on March 7, 2009.

20,000 restricted stock awards granted February 28, 2011. 6,667 restricted stock awards vested on February 28, 2012 and 2013. 6,666 restricted stock awards will vest on February 28, 2014.

20,000 restricted stock awards granted February 9, 2012. 6,666 restricted stock awards vested on February 9, 2013. 6,667 restricted stock awards will vest on February 9, 2014 and 2015.

(5)	Ms. Hartill holds the following stock options which vest 20% per year over a five-year period from the date of grant and a restricted stock award which vests 33.3% per year over a three-year period from the date of grant:

60,000 stock options granted on February 9, 2012. 12,000 stock options vested on February 9, 2013.

12,000 stock options will vest on each of February 9, 2014, 2015, 2016 and 2017.

60,000 stock options granted on February 28, 2011. 12,000 stock options vested on February 28, 2012 and 2013. 12,000 stock options will vest on each of February 28, 2014, 2015 and 2016.

80,000 stock options granted on April 20, 2010. 16,000 stock options vested on April 20, 2011 and 2012. 16,000 stock options will vest on each of April 20, 2013, 2014 and 2015.

60,000 stock options granted on February 10, 2009. 12,000 stock options vested on each of February 10, 2010, 2011, 2012 and 2013. 12,000 stock options will vest on February10, 2014.

50,000 stock options granted on June 27, 2005. 10,000 stock options vested on each of June 27, 2006, 2007, 2008, 2009 and 2010.

30,000 stock options granted on March 2, 2007. 6,000 stock options vested on each of March 2, 2008, 2009, 2010, 2011 and 2012.

20,000 stock options granted on March 7, 2006. 4,000 stock options vested on each of March 7, 2007, 2008, 2009, 2010 and 2011.

30,000 stock options granted on January 28, 2008. 6,000 stock options vested on each of January 28, 2009, 2010, 2011, 2012 and 2013.

20,000 stock options granted on April 28, 2003. 4,000 stock options vested on each of April 28, 2004, 2005, 2006, 2007 and 2008.

20,000 stock options granted on April 26, 2004. 4,000 stock options vested on each of April 26, 2005, 2006, 2007, 2008 and 2009.

5,000 restricted stock awards granted on March 7, 2006. 1,667 restricted stock awards vested on each of March 7, 2007 and 2008. 1,666 restricted stock awards vested on March 7, 2009.

20,000 restricted stock awards granted February 28, 2011. 6,667 restricted stock awards vested on February 28, 2012 and 2013. 6,666 restricted stock awards will vest on February 28, 2014.

20,000 restricted stock awards granted February 9, 2012. 6,666 restricted stock awards vested on February 9, 2013. 6,667 restricted stock awards will vest on February 9, 2014 and 2015.

Option Exercises and Stock Vested

The following table sets forth information with respect to: (1) exercises of stock options during 2012 and (2) vested restricted stock awards held at December 31, 2012 by the persons named in the Summary Compensation Table.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (#)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (#)
Brian K. Hutchison	—	$—	8,334	$35,586
Robert P. Jordheim	—	—	6,667	28,468
Thomas F. Rose	—	—	6,667	28,468
Roger W. Rose	—	—	6,667	28,468
Caroline A. Hartill	—	—	6,667	28,468

Nonqualified Deferred Compensation

The following table provides information about contributions, earnings, withdrawals, distributions and balances under the Executive Nonqualified Excess Plan.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Brian K. Hutchison	$70,100	$—	$49,651	$—	$435,147
Robert P. Jordheim	—	—	—	—	—
Thomas F. Rose	18,198	—	11,995	—	236,676
Roger W. Rose	9,631	—	837	—	11,859
Caroline A. Hartill	12,861	—	17,215	—	138,185

The Company has an Executive Nonqualified Excess Plan (“Excess Plan”) that permits eligible U.S. employees to defer base pay in excess of the amount taken into account under the Company’s qualified 401(k) Plan.

At the time participation is elected and on an annual basis thereafter, employees must specify the amount of base pay and/or the percentage of bonus to be deferred, as well as the time and form of payment. If termination of employment occurs before retirement (defined as at least age 55 with 10 years of service), distribution is made in the form of a lump sum payment, annual installments or a combination of both at the time of termination, subject to any delay required under Section 409A of the Code. At retirement, benefits are paid according to the distribution election made by the participant at the time of the deferral election and are subject to any delay required under Section 409A of the Code. No withdrawals are permitted during employment or prior to the previously elected distribution date, other than “hardship” withdrawals as permitted by applicable law.

Amounts deferred or credited under the Excess Plan are credited with an investment return determined as if the account were invested in one or more investment funds made available by the Company. Accounts maintained for participants under the Excess Plan are not held in trust, and all such accounts are subject to the claims of general creditors of nonqualified deferred compensation plans. No amounts are credited with above-market earnings.

Summary of Plans

The following section provides information on Company-sponsored plans noted in the Compensation Discussion and Analysis or in the executive compensation tables in which the named executive officers participate.

1998 Stock Option Plan, 2004 Equity Incentive Plan and 2010 Equity Incentive Plan – The Company adopted equity incentive plans in 1998 (the “1998 Plan”), 2004 (the “2004 Plan”) and 2010 (the “2010 Plan”), which provide for the grant of incentive and nonqualified stock options and restricted stock to key employees, including officers and directors of the Company and consultants and advisors. The 1998, 2004 and 2010 Plans allow for up to 4,406,400, 2,000,000 and 5,000,000 shares, respectively, of common stock to be issued with respect to awards granted. New stock options may no longer be awarded under the 1998 Plan.

Tutogen Medical, Inc. (“TMI”) 1996 Stock Option Plan and TMI 2006 Incentive and Non-Statutory Stock Option Plan – In connection with the merger with TMI, the Company assumed the TMI 1996 Stock Option Plan and the TMI 2006 Incentive and Non-Statutory Stock Option Plan (“TMI Plans”). The TMI Plans allow for 4,880,000 and 1,830,000 shares of common stock, respectively, which may be issued with respect to stock options granted to former TMI employees or employees of the Company hired subsequent to the TMI acquisition. New stock options may no longer be awarded under the TMI 1996 Stock Option Plan.

DIRECTOR COMPENSATION

Board compensation is determined by the Compensation Committee. After a 2010 review in conjunction with an independent consultant, Board compensation for 2011 was substantially revised by the Board to eliminate board and committee meeting fees in lieu of increased retainer fees and additional retainer fees for members of our principal committees, and to change the annual equity component of Board compensation from stock options to restricted stock (representing 50% of total compensation). Board compensation continues to be reviewed annually by the Compensation Committee.

Our directors who are also our employees or officers did not receive any compensation specifically related to their activities as directors, other than reimbursement for expenses incurred relating to their attendance at meetings. In 2012 our non-employee directors received an annual retainer of $40,000, paid in quarterly installments. In addition, our non-employee directors received Chair and Member retainers ranging from $2,500 to $15,000 based on committee service. In 2012, the Chairman of the Board received an additional annual retainer of $25,000.

At the discretion of our Board of Directors or Compensation Committee, our directors are also eligible to receive awards under our 2010 Plan, 2004 Plan and TMI Plans. On February 9, 2012, each of our non-employee directors; Dean H. Bergy, Julianne M. Bowler, Philip R. Chapman, Roy D. Crowninshield, Peter F. Gearen, Gregory P. Rainey, and Adrian J. R. Smith received a grant of 12,438 restricted stock awards at a stock price of $4.02 per share. These restricted stock awards were subject to a restricted stock award agreement under which full vesting of the restricted stock award occurs on the one year anniversary date of the grant.

The following table discloses the cash fees and stock awards and total compensation earned, paid or awarded, as the case may be, to each of the Company’s directors during 2012. Columns disclosing compensation under the headings “Option Awards,” “Non-Equity Incentive Plan Compensation,” “Change in Pension Value and Nonqualified Deferred Compensation Earnings,” and “All Other Compensation” are not included because no compensation in these categories was awarded to, earned by or paid to our directors in 2012.

Director Compensation

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)		Total ($)
Dean H. Bergy	80,000	50,001	(3)	130,001
Julianne M. Bowler	48,750	50,001	(3)	98,751
Philip R. Chapman	48,750	50,001	(3)	98,751
Roy D. Crowninshield	50,000	50,001	(3)	100,001
Peter F. Gearen	47,500	50,001	(3)	97,501
Gregory P. Rainey	47,500	50,001	(3)	97,501
Adrian J. R. Smith	52,500	50,001	(3)	102,501

(1)	Includes 2012 annual cash retainer fees for serving on our Board and committees of our Board.
(2)	Reflects the restricted stock award value at date of grant. The value is calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation. The assumptions underlying the valuation of restricted stock awards are included in footnote 4 to our consolidated financial statements for the year ended December 31, 2012.
(3)	Includes 12,438 restricted stock awards granted in 2012 at a stock value of $4.02.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the Compensation Committee, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Roy D. Crowninshield

Gregory P. Rainey

Adrian J. R. Smith (Committee Chairperson)

SECURITY OWNERSHIP OF OFFICERS, DIRECTORS AND CERTAIN

BENEFICIAL OWNERS

The following table sets forth information as of February 25, 2013 regarding the beneficial ownership of our common stock by: (1) each person known by us to own beneficially more than 5% of our outstanding common stock; (2) each of our directors and nominees for director; (3) each executive officer named in the Summary Compensation Table; and (4) all of our directors and executive officers as a group. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed. Unless otherwise indicated, the address of the beneficial owner is: c/o RTI Biologics, Inc., 11621 Research Circle, Alachua, Florida 32615.

	Amount and Nature
	of Beneficial Ownership (1)
Name and Address of Beneficial Owner	Number	Percent
Brian K. Hutchison (2)	700,400	1.2
Robert P. Jordheim (3)	179,333	*
Thomas F. Rose (4)	384,033	*
Roger W. Rose (5)	340,333	*
Caroline A. Hartill (6)	368,000	*
Dean H. Bergy (7)	77,724	*
Julianne M. Bowler (8)	135,563	*
Philip R. Chapman (9)	216,087	*
Roy D. Crowninshield (10)	183,364	*
Peter F. Gearen (11)	184,124	*
Gregory P. Rainey (12)	134,724	*
Adrian J. R. Smith (13)	104,614	*
BlackRock Inc. (14) 55 East 52nd Street New York, New York 10055	4,019,000	7.2
Kopp Investment Advisors LLC (15) 8400 Normandale Lake Boulevard, Suite 1450 Bloomington, Minnesota 55437	3,552,774	6.3
Dimensional Fund Advisors, LP (16) 6300 Bee Cave Road, Palisades West, Building One Austin, Texas 78746	2,972,606	5.3
All executive officers and directors, including those named as a group (12 persons) (17)	3,008,299	5.2

*	Represents beneficial ownership of less than 1%.
(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities. Shares of common stock issuable pursuant to restricted stock awards and options, to the extent such options are exercisable or convertible within 60 days after February 25, 2013 are treated as outstanding for purposes of computing the percentage of the person holding such securities but are not treated as outstanding for purposes of computing the percentage of any other person.

(2)	Includes currently-exercisable options to purchase 445,759 shares of our common stock and 75,000 shares of unvested restricted stock which will vest as to one third of the underlying shares each year over a three-year period commencing on the first anniversary of the date of grant.
(3)	Includes currently-exercisable options to purchase 116,000 shares of our common stock and 40.000 shares of unvested restricted stock which will vest as to one third of the underlying shares each year over a three-year period commencing on the first anniversary of the date of grant.
(4)	Includes currently-exercisable options to purchase 302,000 shares of our common stock and 40.000 shares of unvested restricted stock which will vest as to one third of the underlying shares each year over a three-year period commencing on the first anniversary of the date of grant.
(5)	Includes currently-exercisable options to purchase 247,000 shares of our common stock and 40.000 shares of unvested restricted stock which will vest as to one third of the underlying shares each year over a three-year period commencing on the first anniversary of the date of grant.
(6)	Includes currently-exercisable options to purchase 302,000 shares of our common stock and 40.000 shares of unvested restricted stock which will vest as to one third of the underlying shares each year over a three-year period commencing on the first anniversary of the date of grant.
(7)	Includes currently-exercisable options to purchase 25,000 shares of our common stock and 13,699 shares of unvested restricted stock which will vest in full on the first anniversary of the date of grant.
(8)	Includes currently-exercisable options to purchase 85,000 shares of our common stock and 13,699 shares of unvested restricted stock which will vest in full on the first anniversary of the date of grant.
(9)	Includes currently-exercisable options to purchase 125,000 shares of our common stock and 13,699 shares of unvested restricted stock which will vest in full on the first anniversary of the date of grant.
(10)	Includes currently-exercisable options to purchase 103,190 shares of our common stock and 13,699 shares of unvested restricted stock which will vest in full on the first anniversary of the date of grant.
(11)	Includes currently-exercisable options to purchase 125,000 shares of our common stock and 13,699 shares of unvested restricted stock which will vest in full on the first anniversary of the date of grant.
(12)	Includes currently-exercisable options to purchase 85,000 shares of our common stock and 13,699 shares of unvested restricted stock which will vest in full on the first anniversary of the date of grant.
(13)	Includes currently-exercisable options to purchase 72,690 shares of our common stock and 13,699 shares of unvested restricted stock which will vest in full on the first anniversary of the date of grant.
(14)	Information is derived from Schedule 13G, filed February 8, 2013 by BlackRock Institutional Trust Company, N.A. with the Securities and Exchange Commission.
(15)	Information is derived from Schedule 13G, filed January 11, 2013 by Kopp Investment Advisors LLC with the Securities and Exchange Commission.
(16)	Information is derived from Schedule 13G, filed February 8, 2013 by Dimensional Fund Advisors, LP with the Securities and Exchange Commission.
(17)	Includes options to purchase 2,033,639 shares of our common stock and 235,000 shares of unvested restricted stock which will vest as to one third of the underlying shares each year over a three-year period commencing on the first anniversary of the date of grant and 95,893 shares of unvested restricted stock which will vest in full on the first anniversary of the date of grant.

Securities Authorized For Issuance Under Equity Compensation Plans

We have five stock-based compensation plans under which employees, consultants and outside directors have received stock options and other equity-based awards. At December 31, 2012, awards relating to 5,083,834 shares were outstanding, and 3,741,392 shares remained available for the grant of awards under our plans. For the year ended December 31, 2012, employees and outside directors of the Company were granted 816,000 stock options and

207,066 restricted stock awards under the plans. Stock options are granted with an exercise price equal to 100% of the market value of a share of common stock on the date of the grant, generally have ten-year contractual terms, and vest over a one to five year period from the date of grant. Restricted stock awards are granted at the stock price at date of grant and vest over a one to three year period from the date of grant.

Plan Category	Equity Compensation Plan Information
	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	5,083,834	$5.03	3,741,392	(1)
Equity compensation plans not approved by security holders	—	—	—
Total	5,083,834	$5.03	3,741,392	(1)

(1)	Includes 2,849,151 shares available under the 2010 Plan and 46,200 shares available under the 2004 Plan and 846,041 shares available under the TMI 2006 Incentive and Non-Statutory Stock Option Plan.

AUDIT MATTERS

Independent Public Accountant

The appointment of Deloitte & Touche LLP, independent registered public accounting firm, to audit our accounts for the year 2013 is subject to the approval by the Audit Committee of the scope of the 2013 audit engagement and the estimated audit fees. We expect a representative of Deloitte & Touche LLP to be present at the Annual Meeting with the opportunity to make a statement if he or she desires to do so and to be available to respond to appropriate questions.

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth fees billed for professional audit services and other services rendered to the Company by Deloitte & Touche LLP and its affiliates for the fiscal years ended December 31, 2012 and 2011.

	Fiscal 2012	Fiscal 2011
Audit Fees (1)	$781,883	$702,172
Audit-Related Fees	—	—
Tax Fees (2)	102,883	121,065
All Other Fees	—	—

Total	$884,766	$823,237

(1)	Audit fees include the aggregate fees billed for professional services rendered for the audit of our annual financial statements, for the Sarbanes-Oxley Section 404 audit of our internal control structure, and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for those fiscal years.
(2)	Tax fees consist of fees for professional services for tax compliance, tax advice and tax planning, primarily related to the preparation of international tax returns and assistance with tax audits.

Audit Fees

The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) for professional services rendered for the audit of our annual financial statements for the years ended December 31, 2012 and 2011, for the Sarbanes-Oxley Section 404 audit of our internal control structure, and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for those years were $781,883 and $702,172, respectively.

Audit-Related Fees

Deloitte rendered no professional services for audit-related services for the years ended December 31, 2012 or 2011.

Tax Fees

The aggregate fees billed by Deloitte for professional services rendered for tax compliance, tax advice and tax planning for the years ended December 31, 2012 and 2011 totaled $102,883 and $121,065, respectively.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm prior to the engagement of the independent registered public accounting firm with respect to such services. All “Audit Fees,” “Audit-Related Fees,” “Tax Fees” and “All Other Fees” set forth above were pre-approved by the Audit Committee in accordance with its pre-approval policy.

AUDIT COMMITTEE REPORT

The Audit Committee presently consists of Messrs. Bergy and Chapman, and Ms. Bowler. All of the Audit Committee members satisfy the definition of independent director as established in the rules of The Nasdaq Stock Market and the Sarbanes-Oxley Act of 2002. The charter of our Audit Committee was updated on December 11, 2012 and is available on our website at http://www.rtix.com/investors/corporate-governance/. Under the Charter of the Audit Committee, the Audit Committee assists the Board of Directors in overseeing matters relating to the accounting and reporting practices of the Company, the adequacy of the Company’s disclosure controls and internal controls, the quality and integrity of the quarterly and annual financial statements of the Company, and pre-approval of the current year audit and non-audit fees with the Company’s independent registered public accounting firm.

Management is responsible for our financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. Our independent registered public accounting firm is responsible for auditing those financial statements. The responsibility of the Audit Committee is to monitor and review these processes.

During the year ended December 31, 2012, the Audit Committee held meetings and otherwise met and communicated with management and with Deloitte & Touche LLP, the Company’s independent registered public accounting firm for 2012. Deloitte & Touche discussed with the Audit Committee various matters under applicable auditing standards, including information regarding the scope and results of the audit and other matters required to be discussed by PCAOB AU 380, “Communication with Audit Committees,” and SEC Rule 2-07 of Regulation S-X. The Audit Committee also discussed with Deloitte & Touche its independence from the Company and received the written disclosures and the letter from Deloitte & Touche concerning independence as required by the PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence”. The Audit Committee also reviewed the provision of services by Deloitte & Touche not related to the audit of the Company’s financial statements and not related to the review provision of the Company’s interim financial statements as it pertains to the independence of Deloitte & Touche. Deloitte & Touche also periodically reported the progress of its audit of the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee reviewed and discussed with management the Company’s financial results prior to the release of earnings. In addition, the Audit Committee reviewed and discussed with management and Deloitte & Touche the interim financial information included in the March 31, 2012, June 30, 2012 and September 30, 2012 Form 10-Qs prior to their being filed with the SEC. The Audit Committee also reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2012 with management and Deloitte & Touche. Deloitte & Touche informed the Audit Committee that the Company’s audited financial statements are presented fairly in conformity with accounting principles generally accepted in the United States of America. The Audit Committee also monitored and reviewed the Company’s procedures and policies relating to the requirements of Section 404 of the Sarbanes-Oxley Act and related regulations.

Based on the review and discussions referred to above, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

This report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under these acts.

Audit Committee,

Dean H. Bergy (Committee Chairperson)

Julianne M. Bowler

Philip R. Chapman

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR

INDEPENDENCE

The Board of Directors of the Company has adopted a related party transaction policy. The policy requires that all “interested transactions” (as defined below) between the Company and any “related party” (as defined below) are subject to approval or ratification by the Audit Committee. In determining whether to approve or ratify such transactions, the Audit Committee will take into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Also, the Board of Directors has delegated to the chair of the Audit Committee the authority to pre-approve or ratify any interested transaction in which the aggregate amount is expected to be less than $1 million. Finally, the policy provides that no director shall participate in any discussion or approval of an interested transaction for which he or she is a related party, except that the director shall provide all material information concerning the interested transaction to the Audit Committee.

Under the policy, an “interested transaction” is defined as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or any guarantee of indebtedness) in which:

•	the aggregate amount involved will or may be expected to exceed $100,000 in any fiscal year;

•	the Company is a participant; and

•	any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than ten percent beneficial owner of another entity).

A “related party” is defined as any:

•

person who is or was (since the beginning of the last fiscal year for which the Company has filed a Form 10-K and proxy statement, even if they do not presently serve in that role) an executive officer, director or nominee for election as a director;

•	greater than five percent beneficial owner of the Company’s common stock; or

•	immediate family member of any of the foregoing.

2012 Transactions with Related Persons

Based on information provided by the directors, the executive officers, and the legal department, the Nominating and Governance Committee determined that there are no material related person transactions to be reported in this proxy statement.

OTHER MATTERS

Our Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the person named in the enclosed proxy to vote on such matters in accordance with their best judgment.

The prompt return of your proxy is appreciated and will be helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.

ANNUAL REPORT

A copy (without exhibits) of our Annual Report, including our report on Form 10-K for the year ended December 31, 2012, as filed with the Securities and Exchange Commission, has been provided with this proxy statement; however, that report is not part of the proxy soliciting information.

Additional copies of the Form 10-K are available, free of charge, upon request directed to:

Investor Relations

RTI Biologics, Inc.

11621 Research Circle

Alachua, Florida 32615

Telephone: (386) 418-8888

Our 2012 Form 10-K is also available through our website at http://www.rtix.com/investors/sec-filings-reports/. Our Form 10-K is not proxy soliciting material.

INCORPORATION BY REFERENCE

To the extent that this proxy statement is incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report” and “Audit Committee Report” (to the extent permitted by the rules of the SEC) will not be deemed incorporated unless specifically provided otherwise in such filing. Information contained on or connected to our website is not incorporated by reference into this proxy statement and should not be considered part of this proxy statement or any other filing that we make with the SEC.

STOCKHOLDER PROPOSALS

All stockholder proposals intended to be presented at our Annual Meeting of Stockholders to be held in 2014 must be received by the Corporate Secretary at the address below no later than November 18, 2013 in order to be considered for inclusion in the Board of Directors’ proxy statement and form of proxy card relating to the 2014 Annual Meeting. The proposal will also need to comply with the SEC’s regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in Company sponsored proxy materials. Proposals should be addressed to:

Corporate Secretary

RTI Biologics, Inc.

11621 Research Circle

Alachua, Florida 32615

Appendix A

PROPOSED AMENDMENT TO ARTICLE SEVEN OF OUR

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

TO DECLASSIFY OUR BOARD OF DIRECTORS AND PROVIDE

FOR THE ANNUAL ELECTION OF DIRECTORS

SEVENTH: ~~Classification of Board of Directors. Upon the consummation of the Corporation’s initial public offering of its Common Stock~~ Prior to the 2014 Annual Meeting of Stockholders, directors shall be divided into three classes, designated Class I, Class II and Class III, with the term of office of one class expiring each year. ~~Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors.~~ Class I directors shall serve until the ~~2001~~2014 Annual Meeting of Stockholders, Class II directors shall serve until the ~~2002~~2015 Annual Meeting of Stockholders and Class III directors shall serve until the ~~2003~~2016 Annual Meeting of Stockholders. ~~At each~~ Commencing with the annual meeting of stockholders ~~beginning~~ in ~~2001~~2014, successors to the class of directors whose term expires at that annual meeting and other director nominees shall be elected for a ~~three~~ one-year term expiring at the next annual meeting of stockholders~~. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of the class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term expires~~ and until his or her successor shall be duly elected and qualified, subject to his or her earlier death, resignation, retirement or removal from service as a director. Any vacancy on the Board of Directors for any reason, and any directorships resulting from any increase in the number of directors of the Board of Directors, may be filled by a majority of the Board of Directors then in office, although less than a quorum, or a sole remaining director and any directors so chosen shall hold office until the next annual meeting of stockholders ~~election of the class for which such directors shall have been chosen~~ and until their successors shall be duly elected and qualified, subject to their earlier death, resignation, retirement or removal from service as a director. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, ~~term of office,~~ filling of vacancies and other features of such directorships shall be governed by the terms of this Amended and Restated Certificate of Incorporation applicable thereto, ~~such directors so elected shall not be divided into classes pursuant to this paragraph Seventh~~ and the number of such directors shall not be counted in determining the maximum number of directors permitted under the foregoing provision of this paragraph Seventh in each case unless expressly provided by such terms.

PRELIMINARY PROXY CARD—SUBJECT TO COMPLETION

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:		All	All	Except
		☐	☐	☐
1. Election of Directors
Nominees

01 Julianne M. Bowler	02 Roy D. Crowninshield		03 Brian K. Hutchison

The Board of Directors recommends you vote FOR proposals 2 and 3.						For	Against	Abstain
2. To approve the amendment of the Company’s Amended and Restated Certificate of Incorporation to declassify the Board of Directors and provide for the annual election of directors						☐	☐	☐
3. To approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the proxy statement (the “say on pay vote”).						☐	☐	☐

NOTE: In their discretion, upon such other business as may properly come before the meeting and any and all adjournments or postponements thereof.

For address change/comments, mark here.				☐
(see reverse for instructions)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K, Shareholder Letter is/are available at www.proxyvote.com.

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RTI BIOLOGICS, INC.

Annual Meeting of Stockholders

April 23, 2013 8:00 AM

This proxy is solicited by the Board of Directors

The undersigned, a stockholder of RTI Biologics, Inc. (the “Corporation”), hereby constitutes and appoints Brian K. Hutchison and Thomas F. Rose and each of them, the true and lawful proxies and attorneys-in-fact of the undersigned, with full power of substitution in each of them, to vote all shares of Common Stock of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on Tuesday, April 23, 2013, and at any and all adjournments or postponements thereof.

The Board of Directors recommends a vote FOR the listed nominees and FOR Proposals 2 and 3.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side